    As filed with the Securities and Exchange Commission on February 7, 2002

                                                          File No.______________



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------
                                    FORM U-5B
                             REGISTRATION STATEMENT
                       FILED PURSUANT TO SECTION 5 OF THE
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                        ---------------------------------

                                FIRSTENERGY CORP.
                              76 South Main Street
                                Akron, Ohio 44308

        (Name of company filing this statement and address of principal executive offices)
        ----------------------------------------------------------------
                                Leila L. Vespoli
                            Senior Vice President and
                                 General Counsel
                                FirstEnergy Corp.
                              76 South Main Street
                                Akron, Ohio 44308

                     (Name and address of agent for service)

                        ---------------------------------

                             REGISTRATION STATEMENT

1.   Exact Name of Registrant:                    FirstEnergy Corp.

2.   Address of Principal Executive Offices:      76 South Main Street
                                                  Akron, Ohio 44308

3.   Name and Address of Chief Accounting         Harvey L. Wagner
     Officer:                                     Vice President and Controller
                                                  FirstEnergy Service Company
                                                  76 South Main Street
                                                  Akron, Ohio 44308

4.   Certain information as to registrant and each subsidiary company thereof:

                        FIRSTENERGY CORP. & SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------
NAME OF COMPANY                                           ORGANIZATION       STATE         TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company                                       Corporation        OH            Public Utility Company
Pennsylvania Power Company                                Corporation        PA            Public Utility Company
   Ohio Valley Electric Corporation (16.5% interest; 4%   Corporation        OH            Public Utility Company
   interest held by Toledo Edison)
Indiana-Kentucky Electric Corporation                     Corporation        IN            Public Utility Company
OES Capital, Incorporated                                 Corporation        DE            Financing
OES Fuel, Incorporated                                    Corporation        OH            Energy-related
OES Finance, Incorporated                                 Corporation        OH            Financing
Ohio Edison Financing Trust                               Trust              DE            Financing
Ohio Edison Financing Trust II                            Trust              DE            Inactive
CID Ohio Equity Capital, Limited Partnership Fund IV      Limited                          Inactive
   (10% interest; FirstEnergy Properties, Inc. holds 5%   Partnership
   interest)
OES Nuclear, Incorporated                                 Corporation        OH            Financing
OES Ventures, Incorporated                                Corporation        OH            Non-utility holding company
PNBV Capital Trust (49% interest)                         Corporation        DE            Financing
American Transmission Systems, Incorporated               Corporation        OH            Public Utility Company
The Cleveland Electric Illuminating Company ("CEI")       Corporation        OH            Public Utility Company
Centerior Funding Corporation                             Corporation        DE            Financing
Cleveland Electric Financing Trust I                      Trust              DE            Financing
The Toledo Edison Company                                 Corporation        OH            Public Utility Company
   The Toledo Edison Capital Corporation (90%             Corporation        DE            Investment
   interest;  10% interest held by CEI)
MARBEL Energy Corporation                                 Corporation        OH            Public Utility Holding Company
Northeast Ohio Natural Gas Corp.                          Corporation        OH            Public Utility
Marbel Holdco, Inc.                                       Corporation        OH            Non-utility holding company
Great Lakes Energy Partners, LLC (50% interest)           LLC                DE            Energy-related
FirstEnergy Service Company                               Corporation        OH            Provides administrative and
                                                                                           support services to affiliates
FirstEnergy Properties, Inc.                              Corporation        OH            Real Estate (Energy-related)
BSG Properties, Inc.                                      Corporation        OH            Real Estate (Energy-related)
McDonald Corporate Tax Credit Fund Limited Partnership    LP                               Real Estate (Low income housing
  (12.37% limited partnership interest)                                                    tax credit)
McDonald Ohio Tax Credit Fund - 1996 Limited              LP                               Real Estate (Low income housing
  Partnership (42.13% limited partnership interest)                                        tax credit)
McDonald Ohio Tax Credit Fund - 1998 Limited              LP                               Real Estate (Low income housing
  Partnership (30.94% limited partnership interest)                                        tax credit)

-----------------------------------------------------------------------------------------------------------------------------
NAME OF COMPANY                                           ORGANIZATION       STATE         TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------
Apollo Tax Credit Fund III, L.P. (33.33% limited          LP                               Real Estate (Low income housing
  partnership interest)                                                                    tax credit)
Apollo Tax Credit Fund - IX, Limited Partnership          LP                               Real Estate (Low income housing
  (99.99% limited partnership interest)                                                    tax credit)
Boston Capital Corporate Tax Credit Fund X (10.93%        LP                               Real Estate (Low income housing
  limited partnership interest)                                                            tax credit)
Boston Capital Corporate Tax Credit Fund XIV (20%         LP                               Real Estate (Low income housing
  limited partnership interest)                                                            tax credit)
Boston Capital Corporate Tax Credit Fund XVII (10%        LP                               Real Estate (Low income housing
  limited partnership interest)                                                            tax credit)
Marion Senior Housing Limited (29.21% limited             LP                               Real Estate (Low income housing
  partnership interest)                                                                    tax credit)
Cranberry Square Associates, L.P.                         LP                 PA            Real Estate (Infrastructure
                                                                                           development)
FirstEnergy Ventures Corp.                                Corporation        OH            Non-utility holding company
Centerior Power Enterprises, Inc.                         Corporation        OH            Inactive
Centerior Energy Services, Inc.                           Corporation        OH            Energy-related
Advanced Technologies Development Corp.                   Corporation        OH            ETC
Centerior Communications Holdings, Inc.                   Corporation        OH            Non-utility holding company
Fiber Venture Equity, Inc.                                Corporation        OH            Telecommunications
AFN Finance Company No. 3, LLC                            LLC                DE            ETC
Bay Shore Power Company                                   Corporation        OH            Energy-related
FirstEnergy Telecommunications Corp.                      Corporation        OH            ETC
Warrenton River Terminal, Ltd.                            Corporation        OH            Energy-related
Eastroc Technologies, LLC (50% interest)                  LLC                OH            Energy-related
Engineered Processes, Ltd. (50% interest)                 LLC                OH            Energy-related
FirstEnergy Securities Transfer Company                   Corporation        OH            Financing
FirstEnergy Facilities Services Group, LLC                LLC                OH            Non-utility holding company
Ancoma, Inc                                               Corporation        NY            Energy-related
Colonial Mechanical Corporation                           Corporation        VA            Energy-related
Webb Technologies, Inc.                                   Corporation        VA            Energy-related
Dunbar Mechanical Inc.                                    Corporation        OH            Energy-related
Edwards Electrical & Mechanical, Inc.                     Corporation        IN            Energy-related
Elliot-Lewis Corporation                                  Corporation        PA            Energy-related
A.A. Duckett, Inc.                                        Corporation        DE            Energy-related
Sauter Crane Rental, Inc.                                 Corporation        PA            Energy-related
E-L Enterprises, Inc.                                     Corporation        DE            Non-utility holding company
R.L. Anderson, Inc.                                       Corporation        FL            Energy-related
Modern Air Conditioning, Inc.                             Corporation        FL            Energy-related
Airdex Air Conditioning Corporation                       Corporation        FL            Energy-related
L.H. Cranston and Sons, Inc.                              Corporation        MD            Energy-related
Roth Bros., Inc.                                          Corporation        OH            Energy-related
The Hattenbach Company                                    Corporation        OH            Energy-related
R.P.C. Mechanical, Inc.                                   Corporation        OH            Energy-related
Spectrum Controls Systems, Inc.                           Corporation        OH            Energy-related
Kinetic Ventures I, LLC (f/k/a Utility Competitive        LLC                              Energy-related
  Advantage Fund I, LLC) (11.10% interest)
Kinetic Ventures II, LLC (f/k/a Utility Competitive       LLC                              Energy-related
  Advantage Fund II, LLC) (17.63% interest)
The Alliance Participants Administrative and Startup      LLC                              Energy-related
  Company, LLC (10% interest)
FirstEnergy Solutions Corp.                               Corporation        OH            Energy-related
Penn Power Energy, Inc.                                   Corporation        PA            Energy-related
FirstEnergy Engineering, Incorporated                     Corporation        OH            Energy-related
FirstEnergy Generation Corp.                              Corporation        OH            EWG
FE Acquisition Corp.                                      Corporation        OH            Non-utility holding company
Mid-Atlantic Energy Development Co.                       Corporation        OH            Inactive
FirstEnergy Nuclear Operating Company                     Corporation        OH            Energy-related
FELHC, Inc.                                               Corporation        OH            ETC
Centerior Service Company                                 Corporation        OH            Inactive
Centerior Indemnity Trust                                 Corporation        OH            Inactive

-----------------------------------------------------------------------------------------------------------------------------
NAME OF COMPANY                                           ORGANIZATION       STATE         TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------
FE Holdings, L.L.C.                                       LLC                OH            Inactive
PowerSpan Corp. (18.63% interest)                         Corporation                      Energy-related
First Communications, LLC (31.08% interest)               LLC                OH            ETC
Jersey Central Power & Light Company ("JCP&L")            Corporation        NJ            Public Utility Company
JCP&L Preferred Capital, Inc.                             Corporation        DE            Financing
JCP&L Capital, L.P (sole general partner)                 Limited            DE            Financing
                                                          Partnership
JCP&L Transition Holdings, Inc.                           Corporation        DE            Financing
JCP&L Transition, Inc.                                    Corporation        DE            Financing
JCP&L Transition Funding LLC                              LLC                DE            Financing
   Saxton Nuclear Experimental Corporation (owned by      Corporation                      Energy-related[owns experimental
   JCP&L, Penelec and Met-Ed)                                                              nuclear reactor]
NCP Ada Power Incorporated                                Corporation        CA            Inactive
NCP Energy, Inc.                                          Corporation        CA            Inactive
Pennsylvania Electric Company ("Penelec")                 Corporation        PA            Public Utility Company
The Waverly Electric Power and Light Company              Corporation        PA            Public Utility Company
Nineveh Water Company                                     Corporation        PA            Water company
Penelec Preferred Capital, Inc.                           Corporation        DE            Financing
Penelec Capital II, L.P. (sole general partner)           Limited            DE            Financing
                                                          Partnership
Penelec Capital Trust                                     Statutory          DE            Financing
                                                          Business Trust
Metropolitan Edison Company ("Met-Ed")                    Corporation        PA            Public Utility Company
York Haven Power Company                                  Corporation        PA            Public Utility Company
Met-Ed Preferred Capital II, Inc.                         Corporation        DE            Financing
Met-Ed Capital II, L.P. (sole general partner)            Limited            DE            Financing
                                                          Partnership
Met-Ed Capital Trust                                      Statutory          DE            Financing
                                                          Business Trust
GPU Power, Inc.                                           Corporation        DE            EWG
GPU Advanced Resources, Inc.                              Corporation        DE            Energy-related
GPU Telecom Services, Inc                                 Corporation        DE            ETC
Telergy Mid-Atlantic, LLC (49%)                           LLC                DE            ETC
Last Mile, Inc. (d/b/a Sting Communications)              Corporation                      ETC
America's Fiber Network, LLC (25% interest)               LLC                DE            ETC
AFN Finance Company No. 1, LLC                            LLC                              ETC
GPU Diversified Holdings LLC                              LLC                DE            Energy-related
GPU Solar, Inc. (50%)                                     Corporation        NJ            Energy-related
Ballard Generation Systems, Inc. (12%)                    Corporation        Canada        FUCO
GPU EnerTech Holdings, Inc.                               Corporation        DE            Non-utility holding company
GPU Distributed Power, Inc.                               Corporation        DE            Energy-related
GPU Service, Inc.                                         Corporation        PA            Service Company
GPU Nuclear, Inc.                                         Corporation        NJ            Energy-related
MYR Group Inc.                                            Corporation        DE            Infrastructure Service Company
The L.E. Myers Co.                                        Corporation        DE            Infrastructure Service Company
Hawkeye Construction, Inc.                                Corporation        OR            Infrastructure Service Company
MYRcom, Inc.                                              Corporation        DE            Infrastructure Service Company
MYRpower, Inc.                                            Corporation        DE            Infrastructure Service Company
Great Southwestern Construction, Inc.                     Corporation        CO            Infrastructure Service Company
Harlan Electric Company                                   Corporation        MI            Infrastructure Service Company
Sturgeon Electric Company, Inc.                           Corporation        MI            Infrastructure Service Company
Power Piping Company                                      Corporation        PA            Infrastructure Service Company
ComTel Technology Inc.                                    Corporation        CO            Infrastructure Service Company
D.W. Close Company, Inc.                                  Corporation        WA            Infrastructure Service Company
GPU Power, Inc.                                           Corporation        DE            EWG
Guaracachi America, Inc.                                  Corporation        DE            EWG
Empresa Guaracchi S.A.                                                       Bolivia       EWG
EI Barranquilla, Inc.                                     Corporation        DE            EWG
Termobarranquilla S.A.                                                       Columbia      EWG
Barranquilla, Inc.                                        Corporation        DE            EWG
Los Amigos Leasing Company Ltd.                           Corporation        Bermuda       EWG

-----------------------------------------------------------------------------------------------------------------------------
NAME OF COMPANY                                           ORGANIZATION       STATE         TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------
GPUI Colombia Ltda (48%)                                  Corporation        Columbia      EWG
GPU Power Philippines, Inc.                               Corporation        DE            EWG
Magellan Utilities Development Corporation                Corporation        Philippines   EWG
GPU International Asia, Inc.                              Corporation        DE            EWG
Hanover Energy Corporation                                Corporation        NJ            Inactive
Austin Cogeneration Corporation                           Corporation        DE            Inactive
Austin Cogeneration Partners, L.P.                        LP                 DE            Inactive
International Power Advisors, Inc.                        Corporation        DE            Inactive
EI Canada Holding Limited                                 Corporation        Canada        EWG
EI Services Canada Limited                                Corporation        Canada        EWG
EI Brooklyn Power Limited                                 Corporation        Canada        EWG
EI Brooklyn Investments Limited                           Corporation        Canada        EWG
Brooklyn Energy Limited Partnership.                      LP                 Canada        EWG
GPU Capital, Inc.                                         Corporation        DE            FUCO
GPU Electric, Inc.                                        Corporation        DE            FUCO
GPU Argentina Holdings, Inc.                              Corporation        DE            FUCO
GPU Argentina Services, S.R.L.                                               Argentina     FUCO
         GPU Empresa Distribuidora Electrica Regional,                       Argentina     FUCO
         S.A.
                  Empresa Distribuidora San Luis S.A.                        Argentina     FUCO
                  Compania Electrica de La Rioja S.A.                        Argentina     FUCO
                           Empresa Distribuidora de                          Argentina     FUCO
                           Electricidad de la Rioja S.A.
                  Empresa Distribuidora de Electricidad                      Argentina     FUCO
                  de Salta S.A.
                           Empresa de Sistemas                               Argentina     FUCO
                           Electricos Dispersos S.A.
GPU Australia Holdings, Inc.                              Corporation        DE            FUCO
Victoria Electric Holdings, Inc.                          Corporation        DE            FUCO
VicGas Holdings, Inc.                                     Corporation        DE            FUCO
Victoria Electric, Inc.                                   Corporation        DE            FUCO
Austran Holdings, Inc.                                    Corporation        DE            FUCO
Austran Investments Pty Ltd                                                  Australia     FUCO
GPU International Australia Pty Ltd                                          Australia     FUCO
EI UK Holdings, Inc.                                      Corporation        DE            FUCO
Avon Energy Partners Holdings                                                UK            FUCO
Avon Energy Partners plc                                                     UK            FUCO
Midlands Electricity plc                                  Corporation        UK            FUCO
       Central Power (Holdings) Limited                   Corporation        UK            Inactive
                Contracting From Midlands Electricity     Corporation        UK            Inactive
                Limited
       Easy Power Limited                                 Corporation        UK            Inactive
       Electricality Limited                              Corporation        UK            Inactive
       Energy Data Services (UK) Limited                  Corporation        UK            Inactive
       Energy Partners Limited                            Corporation        UK            Inactive
       Energy Solutions (UK) Limited                      Corporation        UK            Inactive
       Enizade Limited                                    Corporation        UK            Inactive
       Future Gen Limited                                 Corporation        UK            Inactive
       Gol Energy Limited                                 Corporation        UK            Inactive
       GPU Power Distribution Limited                     Corporation        UK            Inactive
       GPU Power Engineering Limited                      Corporation        UK            Inactive
       GPU Power Investments Ltd.                         Corporation        UK            FUCO
       Achilles Group Limited                             Corporation        UK            FUCO
       Asset Investment Trading Limited                   Corporation        UK            Inactive
       Energy Services (UK) Limited                       Corporation        UK            Inactive
       Geophysical Mapping Services Limited               Corporation        UK            Inactive
       MEB (Contracting) Limited                          Corporation        UK            FUCO
       MEB (Overseas) Limited                             Corporation        UK            Inactive
       MEB Gas Limited                                    Corporation        UK            Inactive
       MEB Trading Limited                                Corporation        UK            Inactive
       Metering Services Limited                          Corporation        UK            Inactive

-----------------------------------------------------------------------------------------------------------------------------
NAME OF COMPANY                                           ORGANIZATION       STATE         TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------
       Midland Construction Limited                       Corporation        UK            FUCO
                Midlands Electricity International        Corporation        UK            Inactive
           Limited
       Midlands Electricity Metering Limited              Corporation        UK            Inactive
       Midlands Energy Limited                            Corporation        UK            FUCO
       Midlands Metering Services Limited                 Corporation        UK            FUCO
       Midlands Power Limited                             Corporation        UK            FUCO
       Midlands Sales Limited                             Corporation        UK            FUCO
       Powerline Energy Services Limited                  Corporation        UK            Inactive
       Romco Limited                                      Corporation        UK            FUCO
       Sisyphus Quebec Limited                            Corporation        UK            FUCO
       Systemes M31 Inc. (31.02% interest)                Corporation        Canada        FUCO
       The Energy Services Company Limited                Corporation        UK            Inactive
       GPU Power Networks (UK) Limited                    Corporation        UK            FUCO
       GPU Power Serve Limited                            Corporation        UK            Inactive
       GPU Power UK Limited                               Corporation        UK            FUCO
       GPU Power Utilities Limited                        Corporation        UK            Inactive
       GPU Telecoms UK Limited                            Corporation        UK            Inactive
       MEB Connection Limited                             Corporation        UK            Inactive
       MEB Corporate Insurance Limited                    Corporation        Isle of Man   FUCO
       MEB Home Power Limited                             Corporation        UK            Inactive
       MEB Leasing (December) Limited                     Corporation        UK            FUCO
       MEB Leasing (March) Limited                        Corporation        UK            FUCO
       MEB Leasing (September) Limited                    Corporation        UK            FUCO
       MEB Limited                                        Corporation        UK            Inactive
       MEB Logistics Limited                              Corporation        UK            Inactive
       MEB Manx Limited                                   Corporation        Isle of Man   Inactive
       MEB Power Care Limited                             Corporation        UK            Inactive
       MEB Power Force Limited                            Corporation        UK            Inactive
       MEB Power Limited                                  Corporation        UK            Inactive
       MEB Power Projects Limited                         Corporation        UK            Inactive
       MEB Power Switch Limited                           Corporation        UK            Inactive
       MEB Powernet Limited                               Corporation        UK            Inactive
       MEB Response Limited                               Corporation        UK            Inactive
       MEB Supply Services Limited                        Corporation        UK            Inactive
       MEB System Limited                                 Corporation        UK            Inactive
       Meter Services Limited                             Corporation        UK            Inactive
       Midlands Electricity (Property) Limited            Corporation        UK            Inactive
       Midlands Electricity (Share Scheme Trustees)       Corporation        UK            FUCO
       Limited
       Midlands Electricity Contracting Limited           Corporation        UK            Inactive
       Midlands Electricity Electrical Contracting        Corporation        UK            Inactive
       Limited
       Midlands Electricity Group plc                     Corporation        UK            FUCO
       Mucklow Hill (Three) Limited                       Corporation        UK            Inactive
       Mucklow Hill (Two) Limited                         Corporation        UK            Inactive
       Midlands Electricity Retail Limited                Corporation        UK            Inactive
       Midlands Electricity Trading Limited               Corporation        Isle of Man   FUCO
       Midlands Generation Limited                        Corporation        UK            Inactive
       Midlands Investments Limited in Liquidation        Corporation        UK            Inactive
       Midlands Power (Holdings) Limited                  Corporation        UK            Inactive
       Midlands Power Generation Limited                  Corporation        UK            Inactive
       Midlands Power (Hungary) Limited                   Corporation        UK            Inactive
       Midlands Power International Limited               Corporation        UK            FUCO
       Forestgen Limited                                  Corporation        UK            Inactive
       Midlands Generation (Overseas) Limited             Corporation        UK            FUCO
       Trakya Elektrik Uretim ve Ticaret A.S. (31%        Corporation        Turkey        FUCO
       interest)
       Midlands Hydrocarbons (Pakistan) Limited           Corporation        UK            Inactive
       Midlands Power (Bangladesh) Limited                Corporation        UK            Inactive
       Midlands Power (Consultancy) Limited               Corporation        UK            Inactive
       Midlands Power (Europe) Limited                    Corporation        UK            FUCO

-----------------------------------------------------------------------------------------------------------------------------
NAME OF COMPANY                                           ORGANIZATION       STATE         TYPE OF BUSINESS
-----------------------------------------------------------------------------------------------------------------------------
       Midlands Power (HPL) Limited                       Corporation        UK            FUCO
       Midlands Power (Indus) Limited                     Corporation        UK            Inactive
       Midlands Power (One) Limited                       Corporation        UK            Inactive
       Midlands Power (Pakistan) Limited                  Corporation        UK            Inactive
       Midlands Power (Philippines) Limited               Corporation        UK            Inactive
       Midlands Power (Uch) Limited                       Corporation        UK            FUCO
       Midlands Power (Isle of Man) Limited               Corporation        Isle of Man   FUCO
       UPL HC1.LDC (40% interest)                         Corporation        Cayman        FUCO
                                                                             Island
       UPL HC2.LDC (40% interest)                         Corporation        Cayman        FUCO
                                                                             Island
       Midlands Power (UK) Limited                        Corporation        UK            FUCO
       Midlands Power (TPL) Limited                       Corporation        UK            FUCO
       Teesside Power Holdings Limited (15%)              Corporation        UK            FUCO
       Teesside Power Limited (19.23%)                    Corporation        UK            FUCO
       Midlands Power Services Limited                    Corporation        UK            FUCO
       Mr. Electric Limited                               Corporation        UK            Inactive
       NPGT Limited (40% interest)                        Corporation        UK            Inactive
       Ongen Limited                                      Corporation        UK            Inactive
       REC Collect Limited (25% interest)                 Corporation        UK            Inactive
       Redgen Limited                                     Corporation        UK            FUCO
       Redigen Limited                                    Corporation        UK            Inactive
       Servgen Limited                                    Corporation        UK            Inactive
       Value Power Services Limited                       Corporation        UK            Inactive
UMICO Holdings, Inc.                                      Corporation        NY            Insurance holding company
NCP Ada Power Incorporated                                Corporation        CA            Inactive
NCP Energy, Inc.                                          Corporation        CA            Inactive

5. (a) The general character of the business done by the registrant and its subsidiaries, separated as between the holding companies, public utility subsidiaries (as defined in the Act) and the various non-utility subsidiaries.

      INFORMATION REGARDING THE GENERAL BUSINESS OF FIRSTENERGY CORP. ("FIRSTENERGY") AND ITS SUBSIDIARIES CAN BE FOUND IN THE FOLLOWING DOCUMENTS:
ITEM 1 OF THE ANNUAL REPORT OF FIRSTENERGY FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 333-21011); ITEM 1 OF THE ANNUAL REPORT OF GPU, INC. ("GPU") AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-6047); ITEM 1 OF THE ANNUAL REPORT OF JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L") AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2001 (FILE NO. 1-3141); ITEM 1 OF THE ANNUAL REPORT OF PENNSYLVANIA ELECTRIC COMPANY ("PENELEC") AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-3522); ITEM 1 OF THE ANNUAL REPORT OF METROPOLITAN EDISON COMPANY ("MET-ED") AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-0446) AND ITEM 1 C OF THE APPLICATION/DECLARATION (FILE NO. 070-09793), EACH OF WHICH IS INCORPORATED BY REFERENCE HEREIN.

      (b) Any substantial changes which may have occurred in the general character of the business of such companies during the preceding five years.

      INFORMATION REGARDING ANY SUBSTANTIAL CHANGES WHICH MAY HAVE OCCURRED IN THE GENERAL CHARACTER OF THE BUSINESS OF FIRST ENERGY CORP. AND ITS SUBSIDIARIES DURING THE PRECEDING FIVE YEARS CAN BE FOUND IN FIRSTENERGY'S, GPU'S, JCP&L'S, PENELEC'S AND MET-ED'S 10-KS FOR EACH OF THE PREVIOUS FIVE YEARS WHICH WERE PREVIOUSLY FILED WITH THE COMMISSION AND WHICH ARE INCORPORATED BY REFERENCE HEREIN.

6. Describe briefly the general character and location of the principal plants, properties, and other important physical units of the registrant and its subsidiaries, showing separately (a) public utility and (b) other properties. If any principal plant or important unit is not held in fee, so state and describe how held.

      SEE ITEM 2 OF THE ANNUAL REPORT OF FIRSTENERGY FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 333-21011); ITEM 2 OF THE ANNUAL REPORT OF GPU FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-6047); ITEM 2 OF THE ANNUAL REPORT OF JCP&L FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-3141); ITEM 2 OF THE ANNUAL REPORT OF PENELEC FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-3522); AND
ITEM 2 OF THE ANNUAL REPORT OF MET-ED FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-0446)

                             INTERSTATE TRANSACTIONS

7. For each public utility company in the holding company system of the registrant which is engaged in the transmission of electric energy or gas in interstate commerce, furnish the following information for the last calendar year:



-----------------------------------------------------------------------
Total Annual Sales               Electric Energy            Gas
                                       KWh                  Mcf
-----------------------------------------------------------------------
Interstate Transactions**:                             NOT APPLICABLE
-----------------------------------------------------------------------
      Name of State                                    NOT APPLICABLE
-----------------------------------------------------------------------
Delivered Out of State                                 NOT APPLICABLE
-----------------------------------------------------------------------
Received from Out of State                             NOT APPLICABLE
-----------------------------------------------------------------------


**Show for each State in which the company operates, electric energy and/or gas transmitted out of State and received from out of State including all electric energy and/or gas delivered and received at State lines. Do not show net balance. If exact amounts are not known, give estimate.

            FIRSTENERGY, GPU AND THEIR ELECTRIC UTILITY SUBSIDIARIES HAVE ON FILE WITH THE FERC THEIR RESPECTIVE 2001 FERC FORM 1 WHICH INCLUDE INFORMATION REGARDING THE TRANSMISSION OF ELECTRIC ENERGY.

            NO PUBLIC UTILITY COMPANY IN THE FIRSTENERGY SYSTEM IS ENGAGED IN THE TRANSMISSION OF GAS IN INTERSTATE COMMERCE.

8. Submit the following information concerning the registrant and each subsidiary thereof as of the latest available date:

                                   FUNDED DEBT

      (a) For each issue or series of funded debt, including funded debt secured by liens on property owned, whether or not such debt has been assumed: (Do not include here any contingent liabilities reported under paragraph 8(c).)

                             AS OF DECEMBER 31, 2001

BY PERMISSION OF THE STAFF OF THE COMMISSION COLUMNS E, F, H AND I HAVE BEEN OMITTED

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Bay Shore Power               $76,200,000 State of Ohio, Solid     $  2,800,000         $  2,800,000        100% Project
                              Waste Disposal Revenue Bonds,
                              Taxable Convertible Series 1998 A
                              (Bay Shore Power Project)
                              $2,800,000 5.375% Series A Term
                              Bonds due September 1, 2002
----------------------------------------------------------------------------------------------------------------------------------
Bay Shore Power               $76,200,000 State of Ohio, Solid     $ 73,400,000         $ 73,400,000        100% Project
                              Waste Disposal Revenue Bonds,
                              Taxable Convertible Series 1998 A
                              (Bay Shore Power Project)
                              $73,400,000 5.875% Series A Term
                              Bonds due September 2, 2020
----------------------------------------------------------------------------------------------------------------------------------
Bay Shore Power               $71,300,000 State of Ohio, Solid     $ 71,300,000         $ 71,300,000        100% Project
                              Waste Disposal Revenue Bonds,
                              Taxable Convertible Series 1998 B
                              (Bay Shore Power Project) 8.47%
                              Series B Term Bonds due September
                              1, 2020
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, Collateral     $ 50,000,000         $ 50,000,000        100% Refundable
Illuminating Co.              Series A                                                                      Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, Collateral     $ 90,400,000         $ 90,400,000        100% Refundable
Illuminating Co.              Series B                                                                      Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, Collateral     $ 10,000,000         $ 10,000,000        100% Refundable
Illuminating Co.              Series E                                                                      Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, 6.86% Series   $125,000,000         $125,000,000        100% Property
Illuminating Co.              A due 2008
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, 7-3/8%         $100,000,000         $100,000,000        100% Property
Illuminating Co.              Series due 2003
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, 7-5/8%         $245,000,000         $195,000,000        100% Property
Illuminating Co.              Series due 2002
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, 9% Series      $150,000,000         $150,000,000        100% Property
Illuminating Co.              due 2023-E
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            First Mortgage Bonds, 9-1/2%         $300,000,000         $300,000,000        100% Property
Illuminating Co.              Series due 2005-B
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Secured Medium-Term Notes, Series    $ 10,000,000         $ 10,000,000        100% First
Illuminating Co.              B, 7.75% due 2003                                                             Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Secured Medium-Term Notes, Series    $  5,000,000         $  5,000,000        100% First
Illuminating Co.              B, 7.85% due 2002                                                             Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Secured Medium-Term Notes, Series    $  5,000,000         $  5,000,000        100% First
Illuminating Co.              B, 7.75% due 2003                                                             Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Secured Medium-Term Notes, Series    $ 28,000,000         $ 28,000,000        100% First
Illuminating Co.              B, 8.13% due 2002                                                             Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Secured Medium-Term Notes, Series    $  7,500,000         $  7,500,000        100% First
Illuminating Co.              A, 9.52% due 2021                                                             Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Water Development Authority,    $ 47,500,000         $ 47,500,000        100% Letter of
Illuminating Co.              State of Ohio, Collateralized                                                 Credit
                              Pollution Control, Revenue
                              Refunding Bonds, Series 1997-B
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Water Development Authority,    $ 39,835,000         $ 39,835,000        100% First
Illuminating Co.              State of Ohio, Collateralized                                                 Mortgage Bonds
                              Pollution Control, Revenue
                              Refunding Bonds, 1988 Series A
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Air Quality Development         $ 72,795,000         $ 72,795,000        100% First
Illuminating Co.              Authority, State of Ohio,                                                     Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, 1988
                              Series B
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Water Development Authority,    $ 46,510,000         $ 46,510,000        100% First
Illuminating Co.              State of Ohio, Pollution Control,                                             Mortgage Bonds
                              Revenue Refunding Bonds, Series
                              1998-A
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Air Quality Development         $ 12,085,000         $ 12,085,000        100% First
Illuminating Co.              Authority, State of Ohio,                                                     Mortgage Bonds
                              Pollution Control, Revenue
                              Refunding Bonds, Series 1998-B
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Beaver County Industrial             $ 46,300,000         $ 46,300,000        100% First
Illuminating Co.              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Pollution Control
                              Revenue, Refunding Bonds, Series
                              1998
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Beaver County Industrial             $  5,993,376         $  5,993,276        100% First
Illuminating Co.              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Exempt Facilities
                              Revenue Bonds, 5.375%, Series A
                              (Shippingport Project)
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Water Development Authority,    $ 27,700,000         $ 27,700,000        100% First
Illuminating Co.              State of Ohio, Pollution Control                                              Mortgage Bonds
                              Revenue Refunding Bonds, Series
                              1999-A
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Air Quality Development         $ 62,560,000         $ 62,560,000        100% First
Illuminating Co.              Authority, State of Ohio, 6%                                                  Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1997-B (Non-AMT)
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Water Development Authority,    $ 54,600,000         $ 54,600,000        100% First
Illuminating Co.              State of Ohio, 6.10%                                                          Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1997-A (AMT)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Air Quality Development         $ 15,900,000         $ 15,900,000        100% First
Illuminating Co.              Authority, State of Ohio, 6.10%                                               Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1997-A (AMT)
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Air Quality Development         $ 30,000,000         $ 30,000,000        100% First
Illuminating Co.              Authority, State of Ohio, 6.85%                                               Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1993
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Secured Pollution Control Note,      $  1,000,000         $    895,000        100% First
Illuminating Co.              7.0%, Series due 2009                                                         Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Secured Pollution Control Note,      $  1,000,000         $    895,000        100% First
Illuminating Co.              7.0%, Series due 2009                                                         Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Beaver County Industrial             $ 53,900,000         $ 53,900,000        100% First
Illuminating Co.              Development Authority                                                         Mortgage Bonds
                              (Pennsylvania), 7 5/8%
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1995
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Air Quality Development         $  2,900,000         $  2,900,000        100% First
Illuminating Co.              Authority, State of Ohio, 7.70%                                               Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1995
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Water Development Authority,    $ 40,900,000         $ 40,900,000        100% First
Illuminating Co.              State of Ohio, 7.70%                                                          Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1995
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Beaver County Industrial             $ 45,150,000         $ 45,150,000        100% First
Illuminating Co.              Development Authority                                                         Mortgage Bonds
                              (Pennsylvania), 7 -3/4%
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1995-A
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Water Development Authority,    $ 46,100,000         $ 46,100,000        100% First
Illuminating Co.              State of Ohio, 8% Collateralized                                              Mortgage Bonds
                              Pollution Control, Revenue
                              Refunding Bonds, 1994 Series A
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            Ohio Air Quality Development         $ 78,700,000         $ 78,700,000        100% First
Illuminating Co.              Authority, State of Ohio, 8%                                                  Mortgage Bonds
                              Collateralized Pollution Control,
                              Revenue Refunding Bonds, Series
                              1992
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            7.13% Series A Secured Notes Due     $120,000,000         $120,000,000        100% First
Illuminating Co.              2007                                                                          Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            7.67% Series A Secured Notes Due     $280,000,000         $280,000,000        100% First
Illuminating Co.              2004                                                                          Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            $150,000,000 7.43% Series C          $150,000,000         $150,000,000        100% First
Illuminating Co.              Secured Notes due 2009                                                        Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Cleveland Electric            $300,000,000 7.88% Series C          $300,000,000         $300,000,000        100% First
Illuminating Co.              Secured Notes due 2017                                                        Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $150,000,000 First Mortgage Bonds    $150,000,000         $150,000,000        100% Property
                              6 3/8% Series due 2003
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $150,000,000 First Mortgage Bonds    $150,000,000         $150,000,000        100% Property
                              6 3/4% Series due 2025
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $160,000,000 First Mortgage Bonds    $160,000,000         $160,000,000        100% Property
                              7 1/8% Series due 2004
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $125,000,000 First Mortgage Bonds    $125,000,000         $125,000,000        100% Property
                              7 1/2% Series due 2023
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $50,000,000 Medium Term Notes        $ 50,000,000         $ 50,000,000        100% First
                              6.78% Series C due 2005                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $40,000,000 Medium Term Notes        $ 40,000,000         $ 40,000,000        100% First
                              6.85% Series D due 2006                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $40,000,000 Medium Term Notes        $ 40,000,000         $ 40,000,000        100% First
                              7.90% Series B due 2007                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $40,000,000 Medium Term Notes        $ 40,000,000         $ 40,000,000        100% First
                              7.98% Series C due 2023                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $50,000,000 Medium Term Notes        $ 50,000,000         $ 50,000,000        100% First
                              8.25% Series B due 2006                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $40,000,000 Medium Term Notes        $ 40,000,000         $ 40,000,000        100% First
                              8.32% Series C  due 2022                                                      Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $50,000,000 Medium Term Notes        $ 50,000,000         $ 50,000,000        100% First
                              8.45% Series D due 2025                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $30,000,000 Medium Term Notes        $ 30,000,000         $ 30,000,000        100% First
                              8.55% Series B due 2022                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power &        $12,000,000 Medium Term Notes        $ 12,000,000         $ 12,000,000        100% First
Light                         8.82% Series C due 2022                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power &        $38,000,000 Medium Term Notes        $ 38,000,000         $ 38,000,000        100% First
Light                         8.85% Series C due 2022                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power &        $50,000,000 Medium Term Notes        $ 50,000,000         $ 50,000,000        100% First
Light                         9.00% Series B due 2002                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power &        $50,000,000 Medium Term Notes        $ 50,000,000         $ 50,000,000        100% First
Light                         9.20% Series B due 2021                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power &        $12,200,000 First Mortgage Bonds     $ 12,200,000         $ 12,200,000        100% First
Light                         7 1/10% Series due 2015 -                                                     Mortgage Bonds
                              Pollution Control Bonds - NJ
                              Economic Development Authority
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $6,300,000 First Mortgage Bonds  7   $  6,300,000         $  6,300,000        100% First
                              1/8% Series due January 1, 2009                                               Mortgage Bonds
                              Pollution Control Bonds - Dauphin
                              County IDA
----------------------------------------------------------------------------------------------------------------------------------
Jersey Central Power & Light  $150,000,000 Senior Secured Notes,   $150,000,000         $150,000,000        100% First
                              6.450% Series E due 2006                                                      Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $40,000,000 Medium Term Notes        $ 40,000,000         $ 40,000,000        100% First
                              6.34% Series B due 2004                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $17,000,000 Medium Term Notes        $ 17,000,000         $ 17,000,000        100% First
                              6.36% Series C due 2006                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $33,000,000 Medium Term Notes        $ 33,000,000         $ 33,000,000        100% First
                              6.40% Series C due 2006                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $20,000,000 Medium Term Notes        $ 20,000,000         $ 20,000,000        100% First
                              6.60% Series B due 2003                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $30,000,000 Medium Term Notes        $ 30,000,000         $ 30,000,000        100% First
                              6.77% Series C due 2005                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $30,000,000 Medium Term Notes        $ 30,000,000         $ 30,000,000        100% First
                              6.97% Series B due 2023                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $40,000,000 Medium Term Notes        $ 40,000,000         $ 40,000,000        100% First
                              7.22% Series B due 2003                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $20,000,000 Medium Term Notes        $ 20,000,000         $ 20,000,000        100% First
                              7.35% Series B due 2005                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $30,000,000 Medium Term notes        $ 30,000,000         $ 30,000,000        100% First
                              7.65% Series B due 2023                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $30,000,000 Medium Term Notes        $ 30,000,000         $ 30,000,000        100% First
                              8.05% Series C due 2002                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $60,000,000 Medium Term Notes        $ 60,000,000         $ 60,000,000        100% First
                              8.15% Series B due 2023                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $30,000,000 Medium Term Notes        $ 30,000,000         $ 30,000,000        100% First
                              8.60% Series A due 2022                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $30,000,000 Medium Term Notes        $ 30,000,000         $ 30,000,000        100% First
                              8.80% Series A due 2022                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $30,000,000 Medium Term Notes        $ 30,000,000         $ 30,000,000        100% First
                              9.10% Series A due 2003                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $13,690,000 First Mortgage Bonds     $ 13,690,000         $ 13,690,000        100% Insurance
                              5.95% Series A due 2027 Pollution
                              Control Bonds - Indiana County IDA
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $8,700,000 First Mortgage Bonds 6%   $  8,700,000         $  8,700,000        100% First
                              Series due 2008 Pollution Control                                             Mortgage Bonds
                              Bonds - Dauphin County IDA
----------------------------------------------------------------------------------------------------------------------------------
Metropolitan Edison           $28,500,000 First Mortgage Bonds     $ 28,500,000         $ 28,500,000        100% First
                              6.10% Series A due 2021 Pollution                                             Mortgage Bonds
                              Control Bonds - Northampton County
                              IDA
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, Guarantee      $227,886,000         $227,886,000        100% First
                              Series 1 of 1995 due 2002                                                     Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, Guarantee      $125,097,000         $125,097,000        100% First
                              Series of 1998 due 2006                                                       Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, Guarantee      $  6,450,000         $  6,450,000        100% First
                              Series D of 1993 due 2029                                                     Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 6 7/8%         $ 80,000,000         $ 80,000,000        100% Property
                              Series of 1993 due 2005
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 7 3/8%         $120,000,000         $120,000,000        100% Property
                              Series of 1992 due 2002
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 7 1/2%         $ 60,000,000         $ 34,265,000        100% Property
                              Series of 1972 due 2002
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 7 5/8%         $ 75,000,000         $ 75,000,000        100% Property
                              Series of 1993 due 2023
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 7 7/8%         $100,000,000         $ 93,500,000        100% Property
                              Series of 1993 due 2023
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 8 1/4%         $125,000,000         $125,000,000        100% Property
                              Series of 1992 due 2002
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 8 5/8%         $150,000,000         $150,000,000        100% Property
                              Series of 1991 due 2003
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           First Mortgage Bonds, 8 3/4%         $100,000,000         $ 50,960,000        100% Property
                              Series of 1992 due 2022
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           7.05% Pollution Control Note,        $ 60,000,000         $ 60,000,000        100% Insurance
                              Series due 2020
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Beaver County Industrial             $ 69,500,000         $ 69,500,000        100% First
                              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Pollution Control
                              Revenue Refunding Bonds, Series
                              2001-A
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Ohio Air Quality Development         $ 19,000,000         $ 19,000,000        100% First
                              Authority, State of Ohio,                                                     Mortgage Bonds
                              Pollution Control Revenue
                              Refunding Bonds, Series 2000-B
                              (Non-AMT)
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Beaver County Industrial             $ 60,400,000         $ 60,400,000        100% First
                              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Pollution Control
                              Revenue Refunding Bonds, Series
                              2000-A (Non-AMT)
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Ohio Air Quality Development         $ 12,300,000         $ 12,300,000        100% First
                              Authority, State of Ohio,                                                     Mortgage Bonds
                              Pollution Control Revenue
                              Refunding Bonds, Series 2000-A
                              (AMT)
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Ohio Water Development Authority,    $ 44,800,000         $ 44,800,000        100% First
                              State of Ohio, Pollution Control                                              Mortgage Bonds
                              Revenue Refunding Bonds, Series
                              2000-A (AMT)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           1.550% Pollution Control Note,       $    442,697         $    442,697        100% Letter of
                              Series due 2021                                                               Credit
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           1.550% Pollution Control Note,       $ 50,000,000         $ 50,000,000        100% Letter of
                              Series due 2014                                                               Credit
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           1.850% Pollution Control Note,       $ 33,000,000         $ 33,000,000        100% Letter of
                              Series due 2018                                                               Credit
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           2.000% Pollution Control Note,       $ 23,000,000         $ 23,000,000        100% Letter of
                              Series due 2018                                                               Credit
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           4.850% Pollution Control Note,       $ 50,000,000         $ 50,000,000        100% Letter of
                              Series due 2015                                                               Credit
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Beaver County Industrial             $ 13,521,874         $ 13,521,974        100% First
                              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Exempt Facilities
                              Revenue Bonds, 5.375%, Series A
                              (Shippingport Project)
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Beaver County Industrial             $ 14,800,000         $ 14,800,000        100% First
                              Development Authority, Pollution                                              Mortgage Bonds
                              Control Revenue Refunding Bonds,
                              5.45% 1993 Series A
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Ohio Air Quality Development         $ 50,000,000         $ 50,000,000        100% First
                              Authority, State of Ohio Pollution                                            Mortgage Bonds
                              Control Revenue Refunding Bonds, 5
                              5/8% 1993 Series B
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Ohio Water Development Authority,    $  6,450,000         $  6,211,729        100% First
                              State of Ohio Pollution Control                                               Mortgage Bonds
                              Revenue Refunding Bonds, 5.95%
                              1993 Series
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Ohio Air Quality Development         $ 50,000,000         $ 50,000,000        100% First
                              Authority, State of Ohio Pollution                                            Mortgage Bonds
                              Control Revenue Refunding Bonds,
                              5.95% 1993 Series A
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Ohio Water Development Authority,    $ 40,000,000         $ 40,000,000        100% First
                              State of Ohio, Pollution Control                                              Mortgage Bonds
                              Revenue Refunding Bonds, Series
                              1995
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           Beaver County Industrial             $ 60,000,000         $ 60,000,000        100% First
                              Development Authority, Pollution                                              Mortgage Bonds
                              Control Revenue Refunding Bonds,
                              7.05% 1995 Series A
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           7.68% Secured Trust Notes due        $200,000,000         $200,000,000        100%
                              October 21, 2005                                                              Reservation
                                                                                                            Payments
----------------------------------------------------------------------------------------------------------------------------------
Ohio Edison Company           7.93% Secured Trust Notes due        $ 80,000,000         $ 80,000,000        100%
                              March 21, 2002                                                                Reservation
                                                                                                            Payments
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Electric         $12,000,000 First Mortgage Bonds     $ 12,000,000         $ 12,000,000        100% First
                              5.35% due 2010 Pollution Control                                              Mortgage Bonds
                              Bonds - Indiana County IDA
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Electric         $12,310,000 First Mortgage Bonds     $ 12,310,000         $ 12,310,000        100% First
                              5.35% Series A due 2010 Pollution                                             Mortgage Bonds
                              Control Bonds - Cambria County IDA
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Electric         $20,000,000 First Mortgage Bonds     $ 20,000,000         $ 20,000,000        100% First
                              5.80% Series A due 2020 Pollution                                             Mortgage Bonds
                              Control Bonds - Cambria County IDA
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Electric         $25,000,000 First Mortgage Bonds     $ 25,000,000         $ 25,000,000        100% First
                              6.05% Series B due 2025 Pollution                                             Mortgage Bonds
                              Control Bonds - Cambria County IDA
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Electric         $4,110,000 First Mortgage Bonds 6    $  4,110,000         $  4,110,000        100% First
                              1/8% Series due 2007 Pollution                                                Mortgage Bonds
                              Control Bonds - Dauphin County IDA
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    First Mortgage Bonds, 6-3/8%         $ 50,000,000         $ 20,500,000        100% Property
                              Series of 1993 due 2004
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    First Mortgage Bonds, 6-5/8%         $ 20,000,000         $ 14,000,000        100% Property
                              Series of 1993 due 2004
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    First Mortgage Bonds, 7-1/2%         $ 40,000,000         $ 40,000,000        100% Property
                              Series due 2003
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    First Mortgage Bonds, 7-5/8%         $ 40,000,000         $  6,500,000        100% Property
                              Series of 1993 due 2023
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    First Mortgage Bonds, 8-1/2%         $ 50,000,000         $ 27,250,000        100% Property
                              Series due 2022
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    First Mortgage Bonds, 9.74% Series   $ 20,000,000         $ 17,565,000        100% Property
                              due 2019
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Beaver County Industrial             $ 14,925,000         $ 14,482,393        100% First
                              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Pollution Control
                              Revenue Refunding Bonds, Series
                              2001-A
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Lawrence County Industrial           $ 17,925,000         $ 17,925,000        100% First
                              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Pollution Control
                              Revenue Refunding Bonds, Series
                              2001-A
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Ohio Air Quality Development         $  4,500,000         $  4,500,000        100% First
                              Authority, State of Ohio Pollution                                            Mortgage Bonds
                              Control Revenue Refunding Bonds,
                              Series 1997
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Ohio Water Development Authority,    $  5,800,000         $  5,800,000        100% First
                              State of Ohio Pollution Control                                               Mortgage Bonds
                              Revenue Refunding Bonds, Series
                              1997
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Beaver County Industrial             $  1,733,896         $  1,733,896        100% First
                              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Exempt Facilities
                              Revenue Bonds, 5.375%, Series A
                              (Shippingport Project)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Beaver County Industrial             $  1,000,000         $  1,000,000        100% First
                              Development Authority                                                         Mortgage Bonds
                              Environmental Improvement Revenue
                              Refunding Bonds, 5.40% 1993 Series
                              A
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Lawrence County Industrial           $ 10,600,000         $ 10,600,000        100% First
                              Development Authority, Pollution                                              Mortgage Bonds
                              Control Revenue Refunding Bonds,
                              5.40% 1993 Series A
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Beaver County Industrial             $  6,950,000         $  6,950,000        100% First
                              Development Authority, Pollution                                              Mortgage Bonds
                              Control Revenue Refunding Bonds,
                              5.45% 1993 Series A
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Ohio Air Quality Development         $  3,500,000         $  3,500,000        100% First
                              Authority, State of Ohio,                                                     Mortgage Bonds
                              Pollution Control Revenue Bonds,
                              Series 1988
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Ohio Water Development Authority,    $ 13,300,000         $ 13,300,000        100% First
                              State of Ohio, Pollution Control                                              Mortgage Bonds
                              Revenue Bonds, Series 1988
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Beaver County Industrial             $ 14,250,000         $ 14,250,000        100% First
                              Development Authority                                                         Mortgage Bonds
                              (Pennsylvania) 6% Pollution
                              Control Revenue Refunding Bonds
                              1995 Series A
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Ohio Air Quality Development         $  1,500,000         $  1,500,000        100% First
                              Authority, State of Ohio, 6.15%                                               Mortgage Bonds
                              Pollution Control Revenue
                              Refunding Bonds, Series 1994
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Ohio Water Development Authority,    $ 11,200,000         $ 11,200,000        100% First
                              State of Ohio, 6.15% Pollution                                                Mortgage Bonds
                              Control Revenue Refunding Bonds,
                              Series 1994
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Power Company    Ohio Air Quality Development         $ 14,500,000         $ 14,500,000        100% First
                              Authority, 6.45% Pollution Control                                            Mortgage Bonds
                              Revenue Refunding Bonds, 1992
                              Series A
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         First Mortgage Bonds, Collateral     $ 75,000,000         $ 75,000,000        100% Refundable
                              Series C                                                                      Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         First Mortgage Bonds, Collateral     $135,600,000         $135,600,000        100% Refundable
                              Series D                                                                      Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         First Mortgage Bonds, Collateral     $ 15,000,000         $ 15,000,000        100% Refundable
                              Series E                                                                      Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         First Mortgage Bonds, 7-7/8%         $145,000,000         $145,000,000        100% Property
                              Series due 2004
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         First Mortgage Bonds, 8% Series      $ 40,000,000         $ 33,725,000        100% Property
                              due 2003
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Ohio Water Development Authority,    $ 33,200,000         $ 33,200,000        100% First
                              State of Ohio, Pollution Control                                              Mortgage Bonds
                              Revenue Refunding Bonds, Series
                              2000-A
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Ohio Air Quality Development         $ 34,100,000         $ 34,100,000        100% First
                              Authority, State of Ohio,                                                     Mortgage Bonds
                              Pollution Control Revenue
                              Refunding Bonds, Series 2000-A
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Beaver County Industrial             $  3,750,754          $ 3,750,754        100% First
                              Development Authority,                                                        Mortgage Bonds
                              Pennsylvania, Exempt Facilities
                              Revenue Bonds, 5.375%, Series A
                              (Shippingport Project)
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Ohio Air Quality Development         $ 10,100,000         $ 10,100,000        100% First
                              Authority, State of Ohio, 6.10%                                               Mortgage Bonds
                              Collateralized Pollution Control
                              Revenue Refunding Bonds, Series
                              1997-A
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Ohio Air Quality Development         $ 20,200,000         $ 20,200,000        100% First
                              Authority, State of Ohio, 6 7/8%                                              Mortgage Bonds
                              Collateralized Pollution Control
                              Revenue Refunding Bonds, Series
                              1993
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Beaver County Industrial             $ 45,000,000         $ 45,000,000        100% First
                              Development Authority                                                         Mortgage Bonds
                              (Pennsylvania), 7 5/8%
                              Collateralized Pollution Control
                              Revenue Refunding Bonds, Series
                              1995
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Beaver County Industrial             $ 35,000,000         $ 35,000,000        100% First
                              Development Authority                                                         Mortgage Bonds
                              (Pennsylvania), 7 3/4%
                              Collateralized Pollution Control
                              Revenue Refunding Bonds, Series
                              1995-A
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Beaver County Industrial             $ 19,000,000         $ 19,000,000        100% First
                              Development Authority                                                         Mortgage Bonds
                              (Pennsylvania), 7 5/8%
                              Collateralized Pollution Control
                              Revenue Refunding Bonds, Series
                              1995-B
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Ohio Water Development Authority,    $ 30,500,000         $ 30,500,000        100% First
                              State of Ohio, 8% Collateralized                                              Mortgage Bonds
                              Pollution Control Revenue
                              Refunding Bonds, 1994 Series A
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         10% Series 1980-B Bonds due August   $  1,000,000         $    940,000        100% First
                              15, 2010                                                                      Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Ohio Water Development Authority,    $ 30,900,000         $ 30,900,000        100% First
                              State of Ohio, Pollution Control                                              Mortgage Bonds
                              Revenue Refunding Bonds, Series
                              2000-B
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         $30,000,000 7.13%  Secured Notes     $ 30,000,000         $ 30,000,000        100% First
                              due 2007                                                                      Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         $70,000,000 7.67% Secured Notes      $ 70,000,000         $ 70,000,000        100% First
                              due 2004                                                                      Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Col. A                        Col. B                               Col. C               Col. D              Col. G
----------------------------------------------------------------------------------------------------------------------------------
Name of Obligor               Title of Issue                       Amount Authorized    Amount Issued       Amount Pledged
                                                                                        Less Retired        by Registrant
                                                                                                            and each
                                                                                                            Subsidiary
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $ 15,000,000         $ 15,000,000        100% First
                              A 10% due 2021                                                                Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $ 15,000,000         $ 15,000,000        100% First
                              A 9.22% due 2021                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $  5,000,000         $  5,000,000        100% First
                              A 8.65% due 2002                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $  7,000,000         $  7,000,000        100% First
                              A 8.62% due 2002                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $ 17,000,000         $ 17,000,000        100% First
                              A 8.18% due 2002                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $ 15,000,000         $ 15,000,000        100% First
                              A 7.85% due 2003                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $38,400,000          $ 38,400,000        100% First
                              A 7.82% due 2003                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $  1,000,000         $  1,000,000        100% First
                              A 7.78% due 2003                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $  5,000,000         $  5,000,000        100% First
                              A 7.76% due 2003                                                              Mortgage Bonds
----------------------------------------------------------------------------------------------------------------------------------
Toledo Edison Company         Secured Medium-Term Notes, Series    $  3,000,000         $  3,000,000        100% First
                              A 7.91% due 2003                                                              Mortgage Bonds


                                  CAPITAL STOCK

      (b) For each class of capital stock including certificates of beneficial interest give information in number of shares and in dollar amounts: (Do not include here any warrants, options, or other securities reported under paragraph 8(d).)

                             AS OF DECEMBER 31, 2001

BY PERMISSION OF THE STAFF OF THE COMMISSION, COLUMNS G, H AND J HAVE BEEN OMITTED.

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
Jersey Central    Common - PV        16,000,000          *                 628,730         15,371,270          *
Power & Light     $10.00 per
Company           share
--------------------------------------------------------------------------------------------------------------------------
Jersey Central    Preferred -        15,600,000          *                 *                *                  *
Power & Light     Cumulative -
Company           NPV
--------------------------------------------------------------------------------------------------------------------------
JCP&L Preferred   Common - NPV              100                None           None                100                None
Capital, Inc.
--------------------------------------------------------------------------------------------------------------------------
JCP&L Capital,    Limited         Not                Not Applicable            Not     Not Applicable      Not Applicable
LP                Partnership     Applicable                            Applicable
--------------------------------------------------------------------------------------------------------------------------
JCP&L             Common - NPV              100                None           None                100                None
Transition
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
JCP&L             Common - NPV              100                None           None                100                None
Transition, Inc.
--------------------------------------------------------------------------------------------------------------------------
JCP&L             Membership      Not                Not Applicable            Not     Not Applicable      Not Applicable
Transition        Interest        Applicable                            Applicable
Funding, LLC
--------------------------------------------------------------------------------------------------------------------------
Metropolitan      Common - NPV          900,000          *                  41,000            859,500          *
Edison Company
--------------------------------------------------------------------------------------------------------------------------
Metropolitan      Preferred -        10,000,000                None     10,000,000               None                None
Edison Company    Cumulative -
                  Maximum
                  Aggregate
                  Stated Value
                  $250,000,000
--------------------------------------------------------------------------------------------------------------------------
Met-Ed            Common - NPV              100                None           None                100                None
Preferred
Capital II, Inc.
--------------------------------------------------------------------------------------------------------------------------
Met-Ed Capital    Limited         Not                Not Applicable  Not            Not Applicable         Not Applicable
II, LP            Partnership     Applicable                         Applicable
--------------------------------------------------------------------------------------------------------------------------
Met-Ed Capital    Trust           Not                Not Applicable  Not            Not Applicable         Not Applicable
Trust                             Applicable                         Applicable
--------------------------------------------------------------------------------------------------------------------------
York Haven        Common - NPV              500                None           None                500                None
Power Company
--------------------------------------------------------------------------------------------------------------------------
Pennsylvania      Common - PV         5,400,000          *                 109,404          5,290,596          *
Electric Company  $20.00 per
                  share
--------------------------------------------------------------------------------------------------------------------------
Pennsylvania      Preferred -        11,435,000                None     11,435,000               None                None
Electric Company  Cumulative -
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
                  Maximum
                  Aggregate
                  Stated Value
                  $250,000,000
--------------------------------------------------------------------------------------------------------------------------
Penelec           Common - NPV              100                None           None                100                None
Preferred
Capital II, Inc.
--------------------------------------------------------------------------------------------------------------------------
Penelec Capital   Limited                   Not      Not Applicable  Not            Not Applicable         Not Applicable
II, L.P.          Partnership        Applicable                      Applicable
--------------------------------------------------------------------------------------------------------------------------
Penelec Capital   Trust                     Not      Not Applicable  Not            Not Applicable         Not Applicable
Trust                                Applicable                      Applicable
--------------------------------------------------------------------------------------------------------------------------
Nineveh Water     Common                *                *                 *                        5          *
Company
--------------------------------------------------------------------------------------------------------------------------
The Waverly       Common - PV               600                None           None                600                None
Electric Light    $100.00 per
and Power         share
Company
--------------------------------------------------------------------------------------------------------------------------
Saxton Nuclear    Common - PV            20,000                None           None             20,000                None
Experimental      $1.00 per
Corporation       share
--------------------------------------------------------------------------------------------------------------------------
GPU Telcom        Common - NPV              100                None           None                100                None
Services, Inc.
--------------------------------------------------------------------------------------------------------------------------
AFN Finance             *               *                *                 *                *                  *
Company No. 1
LLC
--------------------------------------------------------------------------------------------------------------------------
GPU Service,      Common - PV             5,000          *                    None              5,000          *
Inc.              $10.00 per
                  share
--------------------------------------------------------------------------------------------------------------------------
GPU Nuclear,      Common - PV             2,500                None           None              2,500                None
Inc.              $20.00 per
                  share
--------------------------------------------------------------------------------------------------------------------------
GPU Advanced      Common - NPV              100                None           None                100                None
Resources, Inc.
--------------------------------------------------------------------------------------------------------------------------
MYR Group, Inc.         *               *                *                 *                6,702,426          *
The L. E. Myers         *               *                *                 *                    1,100          *
Co.
--------------------------------------------------------------------------------------------------------------------------
Harlan Electric         *               *                *                 *                      100          *
Company
--------------------------------------------------------------------------------------------------------------------------
Power Piping            *               *                *                 *                    9,900          *
Company
--------------------------------------------------------------------------------------------------------------------------
Sturgeon                *               *                *                 *                      100          *
Electric
Company, Inc.
--------------------------------------------------------------------------------------------------------------------------
Hawkeye                 *               *                *                 *                      550          *
Construction,
Inc.
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
D. W. Close             *               *                *                 *                   26,450          *
Company, Inc.
--------------------------------------------------------------------------------------------------------------------------
ComTel                  *               *                *                 *                   50,000          *
Technology Inc.
--------------------------------------------------------------------------------------------------------------------------
MYRcom, Inc.            *               *                *                 *                      100          *
--------------------------------------------------------------------------------------------------------------------------
Great                   *               *                *                 *                   50,000          *
Southwestern
Construction,
Inc.
--------------------------------------------------------------------------------------------------------------------------
MYRpower, Inc.          *               *                *                 *                      100          *
--------------------------------------------------------------------------------------------------------------------------
GPU Diversified   Membership                Not      Not Applicable            Not     Not Applicable      Not Applicable
Holdings, LLC     Interest           Applicable                         Applicable
--------------------------------------------------------------------------------------------------------------------------
GPU EnerTech      Common - NPV              100                None           None                100                None
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
GPU Power, Inc.   Common - NPV              100                None           None                100                None
--------------------------------------------------------------------------------------------------------------------------
GPUI Colombia,          *               *                *                 *                  200,930          *
Ltda.
--------------------------------------------------------------------------------------------------------------------------
EI                Common - PV            50,000                None         49,900                100                None
International,    $1.00 per
Inc.              share
--------------------------------------------------------------------------------------------------------------------------
Guaracachi        Common - NPV              100                None           None                100                None
America, Inc.
--------------------------------------------------------------------------------------------------------------------------
Empresa                 *               *                *                 *                *                  *
Guaracachi S.A.
--------------------------------------------------------------------------------------------------------------------------
EI                Common - NPV              100                None           None                100                None
Barranquilla,
Inc.
--------------------------------------------------------------------------------------------------------------------------
Termobarranquilla       *               *                *                 *                *                  *
S.A.
--------------------------------------------------------------------------------------------------------------------------
Barranquilla      Common - NPV              100                None           None                100                None
Lease Holding
Company, Inc.
--------------------------------------------------------------------------------------------------------------------------
Los Amigos        Common - PV            12,000                None           None             12,000                None
Lease Holding     $1.00 per
Company, Ltd      share
--------------------------------------------------------------------------------------------------------------------------
International     Common - NPV              100                None           None                100                None
Power Advisors,
Inc.
--------------------------------------------------------------------------------------------------------------------------
Austin            Common - NPV              100                None           None                100                None
Cogeneration
Corporation
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------

Austin                  *               *                *                 *                *                  *
Cogeneration
Partners, LP
--------------------------------------------------------------------------------------------------------------------------
Hanover Energy    Common - NPV              100                None           None                100                None
Corporation
--------------------------------------------------------------------------------------------------------------------------
GPU Power         Common - NPV              100                None           None                100                None
Philippines,
Inc.
--------------------------------------------------------------------------------------------------------------------------
Magellan                *               *                *                 *                  128,744          *
Utilities
Development
Corporation
--------------------------------------------------------------------------------------------------------------------------
GPU               Common - NPV              100                None           None                100                None
International
Asia, Inc.
--------------------------------------------------------------------------------------------------------------------------
EI Canada         Common - NPV           50,000          *                  49,900                100                None
Holding Limited
--------------------------------------------------------------------------------------------------------------------------
EI Brooklyn       Common - NPV           50,000          *                  49,900                100                None
Power Limited
--------------------------------------------------------------------------------------------------------------------------
EI Brooklyn       Common - NPV          100,000          *                  99,999                  1                None
Investments
Limited
--------------------------------------------------------------------------------------------------------------------------
Brooklyn Energy         *               *                *                 *                *                  *
Limited
Partnership
--------------------------------------------------------------------------------------------------------------------------
EI Services       Common - NPV           50,000          *                  49,900                100                None
Canada Limited
--------------------------------------------------------------------------------------------------------------------------
NCP Energy, Inc.  Common - NPV           10,000                None          9,000              1,000                None
--------------------------------------------------------------------------------------------------------------------------
NCP Ada Power     Common - NPV           10,000                None          9,000              1,000                None
Incorporated
--------------------------------------------------------------------------------------------------------------------------
GPU Capital,      Common - NPV              100                None           None                100                None
Inc.
--------------------------------------------------------------------------------------------------------------------------
GPU Electric,     Common - NPV              100                None           None                100                None
Inc.
--------------------------------------------------------------------------------------------------------------------------
GPU                     *               *                *                 *                *                  *
International
Australia Pty
Ltd
--------------------------------------------------------------------------------------------------------------------------
GPU Australia     Common - NPV              100                None           None                100                None
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
VicGas            Common - NPV              100                None           None                100                None
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
GPU GasNet Pty          *               *                *                 *                *                  *
Ltd
--------------------------------------------------------------------------------------------------------------------------
Transmission            *               *                *                 *                *                  *
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
Pipline
Australia Pty
Ltd
--------------------------------------------------------------------------------------------------------------------------
GPU GasNet A            *               *                *                 *                *                  *
Pty Ltd
--------------------------------------------------------------------------------------------------------------------------
GPU GasNet A            *               *                *                 *                *                  *
Trust
--------------------------------------------------------------------------------------------------------------------------
GPU GasNet B            *               *                *                 *                *                  *
Pty Ltd
--------------------------------------------------------------------------------------------------------------------------
GPU GasNet B            *               *                *                 *                *                  *
Trust
--------------------------------------------------------------------------------------------------------------------------
GPU GasNet              *               *                *                 *                *                  *
Trading Pty Ltd
--------------------------------------------------------------------------------------------------------------------------
Victoria          Common - NPV              100                None           None                100                None
Electric
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
Austran           Common - NPV              100                None           None                100                None
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
Austran                 *               *                *                 *                *                  *
Investments Pty
Ltd
--------------------------------------------------------------------------------------------------------------------------
EI UK Holdings,   Common - NPV              100                None           None                100                None
Inc.
--------------------------------------------------------------------------------------------------------------------------
Avon Energy       Common                *                *                 *              660,000,000          *
Partners
Holdings
--------------------------------------------------------------------------------------------------------------------------
Avon Energy       Common                *                *                 *            1,701,513,216          *
Partners PLC
--------------------------------------------------------------------------------------------------------------------------
Midlands          Common                *                *                 *              496,655,789          *
Electricity plc
--------------------------------------------------------------------------------------------------------------------------
Midlands Power    Common                *                *                 *               60,000,000          *
International
plc
--------------------------------------------------------------------------------------------------------------------------
GPU Argentina     Common - NPV              100                None           None                100                None
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
GPU Argentina           *               *                *                 *                    5,000          *
Services S.R.L.
--------------------------------------------------------------------------------------------------------------------------
GPU Empresa             *               *                *                 *               35,066,710          *
Distribudora
Electrica
Regional, S.A.
--------------------------------------------------------------------------------------------------------------------------
Empresa                 *               *                *                 *                *                  *
Distribuidora
San Luis S.A.
--------------------------------------------------------------------------------------------------------------------------
Compania                *               *                *                 *                *                  *
Electrica de La
Rioja S.A.
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
Advanced          Common - NPV              750    Not applicable              749                  1    Not applicable
Technologies
Development
Corp.
--------------------------------------------------------------------------------------------------------------------------
American          Common - NPV              850    Not applicable              849                  1    Not applicable
Transmission
Systems,
Incorporated
--------------------------------------------------------------------------------------------------------------------------
Bay Shore Power   Common - NPV              750    Not applicable              749                  1    Not applicable
Company
--------------------------------------------------------------------------------------------------------------------------
BSG Properties,   Common - NPV              750    Not applicable              749                  1    Not applicable
Inc.
--------------------------------------------------------------------------------------------------------------------------
Centerior         Common - NPV              850    Not applicable              849                  1    Not applicable
Communications
Holdings, Inc.
--------------------------------------------------------------------------------------------------------------------------
Centerior         Common - NPV              850    Not applicable              750                100    Not applicable
Energy
Services, Inc.
--------------------------------------------------------------------------------------------------------------------------
Centerior         Common - NPV            3,000    Not applicable            2,000              1,000    Not applicable
Funding
Corporation
--------------------------------------------------------------------------------------------------------------------------
Centerior Power   Common - NPV              850    Not applicable              840                 10    Not applicable
Enterprises,
Inc.
--------------------------------------------------------------------------------------------------------------------------
Centerior         Common - NPV              750    Not applicable                0                750    Not applicable
Service Company
--------------------------------------------------------------------------------------------------------------------------
The Cleveland     Common - NPV      150,000,000    Not applicable       70,409,311         79,590,689    Not applicable
Electric
Illuminating
Company
--------------------------------------------------------------------------------------------------------------------------
Colonial          Common - PV           100,000    Not applicable           18,868             81,132    Not applicable
Mechanical        $1.00
Corporation
--------------------------------------------------------------------------------------------------------------------------
Dunbar            Common - NPV              850    Not applicable              573                277    Not applicable
Mechanical, Inc.
--------------------------------------------------------------------------------------------------------------------------
Edwards           Common - NPV            1,000    Not applicable              565                435    Not applicable
Electrical and
Mechanical
--------------------------------------------------------------------------------------------------------------------------
Elliott-Lewis     Common - NPV            1,000    Not applicable              900                100    Not applicable
Corporation
--------------------------------------------------------------------------------------------------------------------------
A.A. Duckett,     Common - PV             1,000    Not applicable                0              1,000    Not applicable
Inc.              $1.00
--------------------------------------------------------------------------------------------------------------------------
Airdex Air        Common - NPV            1,000    Not applicable              900                100    Not applicable
Conditioning
Corporation
--------------------------------------------------------------------------------------------------------------------------
E-L               Common - PV             1,000    Not applicable                0              1,000    Not applicable
Enterprises, Inc. $1.00
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Modern Air        Common - PV           100,000    Not applicable           50,050             49,950    Not applicable
Conditioning,     $.10
Inc.
--------------------------------------------------------------------------------------------------------------------------
R.L. Anderson,    Common - PV            11,200    Not applicable            1,400              9,800    Not applicable
Inc.              $1.00
--------------------------------------------------------------------------------------------------------------------------
Sautter Crane     Common - NPV            1,000    Not applicable              900                100    Not applicable
Rental, Inc.
--------------------------------------------------------------------------------------------------------------------------
FE Acquisition    Common - NPV              850    Not applicable              785                 65    Not applicable
Corp.
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              850    Not applicable              784                 66    Not applicable
Facilities
Services Group,
Inc.
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - PV               850    Not applicable              849                  1    Not applicable
Fuel Marketing    $1,000/sh
Company
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              850    Not applicable              849                  1    Not applicable
Generation Corp.
--------------------------------------------------------------------------------------------------------------------------
FELHC, Inc.       Common - NPV                1    Not applicable                0                  1    Not applicable
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              850    Not applicable              849                  1    Not applicable
Nuclear
Operating
Company
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              500    Not applicable              100                400    Not applicable
Properties, Inc.
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              750    Not applicable              749                  1    Not applicable
Securities
Transfer Company
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              850    Not applicable              849                  1    Not applicable
Service Company
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              750    Not applicable              742                  8    Not applicable
Solutions Corp.
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              850    Not applicable              849                  1    Not applicable
Telecommunications
Corp.
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              500    Not applicable              398                102    Not applicable
Ventures Corp.
--------------------------------------------------------------------------------------------------------------------------
Fertile-Earth,    Common - NPV              850    Not applicable              840                 10    Not applicable
Inc.
--------------------------------------------------------------------------------------------------------------------------
Fiber Venture     Common - NPV              850    Not applicable              840                 10    Not applicable
Equity, Inc.
--------------------------------------------------------------------------------------------------------------------------
The Hattenbach    Common - NPV            1,000    Not applicable           468.75             531.25    Not applicable
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
Company
--------------------------------------------------------------------------------------------------------------------------
L.H. Cranston     Common - NPV            5,000    Not applicable            4,000              1,000    Not applicable
and Sons, Inc.
--------------------------------------------------------------------------------------------------------------------------
MARBEL Energy     Common - NPV            2,000    Not applicable          1008.80             991.20    Not applicable
Corporation
--------------------------------------------------------------------------------------------------------------------------
Marbel HoldCo,    Common - NPV              850    Not applicable              750                100    Not applicable
Inc.
--------------------------------------------------------------------------------------------------------------------------
Mid-Atlantic      Common - PV            20,000    Not applicable           18,100              1,900    Not applicable
Energy            $10.00
Development Co.
--------------------------------------------------------------------------------------------------------------------------
Northeast Ohio    Common - NPV              750    Not applicable              650                100    Not applicable
Natural Gas
Corp.
--------------------------------------------------------------------------------------------------------------------------
OES Capital,      Common - NPV              750    Not applicable              550                200    Not applicable
Incorporated
--------------------------------------------------------------------------------------------------------------------------
OES Ventures,     Common - NPV              750    Not applicable              640                110    Not applicable
Incorporated
--------------------------------------------------------------------------------------------------------------------------
FirstEnergy       Common - NPV              100    Not applicable                0                100    Not applicable
Engineering,
Incorporated
--------------------------------------------------------------------------------------------------------------------------
OES Nuclear,      Common - NPV              750    Not applicable              749                  1    Not applicable
Incorporated
--------------------------------------------------------------------------------------------------------------------------
OES Finance,      Common - NPV              750    Not applicable              610                140    Not applicable
Incorporated
--------------------------------------------------------------------------------------------------------------------------
OES Fuel,         Common - NPV              750    Not applicable              494                256    Not applicable
Incorporated
--------------------------------------------------------------------------------------------------------------------------
Ohio Edison       Common - NPV      175,000,000    Not applicable      174,999,900                100    Not applicable
Company
--------------------------------------------------------------------------------------------------------------------------
Pennsylvania      Common - PV         6,500,000    Not applicable          210,000          6,290,000    Not applicable
Power Company     $30.00
--------------------------------------------------------------------------------------------------------------------------
Penn Power        Common - PV            10,000    Not applicable            9,950                 50    Not applicable
Energy, Inc.      $1,000
--------------------------------------------------------------------------------------------------------------------------
Roth Bros., Inc.  Common - A -            1,000    Not applicable          571.170            428.830    Not applicable
                  NPV
--------------------------------------------------------------------------------------------------------------------------
Roth Bros., Inc.  Common - B -            1,000    Not applicable          636.518            363.482    Not applicable
                  NPV
--------------------------------------------------------------------------------------------------------------------------
R.P.C.            Common - NPV              250    Not applicable              150                100    Not applicable
Mechanical, Inc.
--------------------------------------------------------------------------------------------------------------------------
Spectrum          Common - NPV              750    Not applicable              715                 35    Not applicable
Control
Systems, Inc.
--------------------------------------------------------------------------------------------------------------------------
The Toledo        Common - PV             1,000    Not applicable                0              1,000    Not applicable
Edison Capital    $.01/sh
Corporation
--------------------------------------------------------------------------------------------------------------------------
The Toledo        Common - NPV       60,000,000    Not applicable       20,866,113         39,133,887    Not applicable
Edison Company
--------------------------------------------------------------------------------------------------------------------------
Webb              Common - A              4,990    Not applicable            4,061                929    Not applicable
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Col. A            Col. B          Col. C         Col. D              Col. E         Col. F             Col. I
--------------------------------------------------------------------------------------------------------------------------
Name of Issuer    Title of Issue  Amount         Amount reserved     Additional     Amount Issued      Amount Pledged by
                                  Authorized     for Options,        Amount                            Registrant and
                                  by Charter     Warrants,           Unissued                          each Subsidiary
                                                 Conversions &
                                                 Other Rights
--------------------------------------------------------------------------------------------------------------------------
Technologies,     -PV $10.00
Inc.
--------------------------------------------------------------------------------------------------------------------------
Webb              Common - B                 10    Not applicable                0                 10    Not applicable
Technologies,     -PV $10.00
Inc.
--------------------------------------------------------------------------------------------------------------------------


* Information not readily available.

                             CONTINGENT LIABILITIES

      (c) A brief outline of the nature and amount each contingent liability on account of endorsement or other guarantees of any securities.

                             AS OF DECEMBER 31, 2001

      INFORMATION REGARDING CONTINGENT LIABILITIES OF FIRSTENERGY CAN BE FOUND IN THE FOLLOWING DOCUMENTS: FOOTNOTE 6 OF FORM 10-K ANNUAL REPORT OF FIRSTENERGY FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 333-21011); FOOTNOTE 12 OF FORM 10-K ANNUAL REPORT OF GPU AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-6047); FOOTNOTE 12 OF FORM 10-K ANNUAL REPORT OF JCP&L AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-3141); FOOTNOTE 12 OF FORM 10-K ANNUAL REPORT OF PENELEC AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-3522); FOOTNOTE 12 OF THE ANNUAL REPORT OF MET-ED AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-0446), EACH OF WHICH IS INCORPORATED BY REFERENCE HEREIN. [MARY, WE MIGHT WANT TO REFERENCE THE 10-QS ALSO IF THEY CONTAIN ANY RELEVANT INFORMATION.]

                                OTHER SECURITIES

      (d) A statement of the amount of warrants, rights, or options if any class of securities of the registrant and subsidiary companies not elsewhere herein described which is outstanding and/or authorized. A brief description of the provisions thereof should be included. Information need not be set forth under this item as to notes, drafts, bills of exchange or bankers' acceptances which mature within nine months.

      INFORMATION REGARDING THE REGISTRANT'S SHAREHOLDER RIGHTS PLAN CAN BE FOUND IN FIRSTENERGY'S FORM 8-K (FILE NO. 333-21011) DATED DECEMBER 1, 1997 WHICH WAS PREVIOUSLY FILED WITH THE COMMISSION AND WHICH IS INCORPORATED BY REFERENCE HEREIN.

                        INVESTMENTS IN SYSTEM SECURITIES

9. Give a tabulation showing the principal amount, par or stated value, the cost to the system company originally acquiring such security, and the number of shares or units, of each security described under Item 8 that is held by the registrant and by each subsidiary company thereof as the record (or beneficial) owner, and the amounts at which the same are carried on the books of each such owner. This information should be given as of the same date as the information furnished in Item 8.

                             AS OF DECEMBER 31, 2001

      INFORMATION REGARDING REGISTRANT'S INVESTMENTS IN SYSTEM SECURITIES WILL BE AVAILABLE IN FIRSTENERGY'S FORM 10-K FOR THE CALENDAR 2001 WHICH WILL BE FILED BY AMENDMENT.


                          INVESTMENT IN OTHER COMPANIES

10. Give a tabulation showing all investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant. Also show all other investments of the registrant and of each subsidiary thereof in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owing such investment or an amount in excess of $25,000 (whichever amount is the lesser). Give principal amount and number of shares or units and the cost of each issue of such securities to the system company originally acquiring such security, and amount at which carried on the books of the owner. List all such securities pledged as collateral for loans or other obligations and identify loans and obligations for which pledged. This information should be given as of the same date as the information furnished in answer to Item 8.

                                      NONE

                        INDEBTEDNESS OF SYSTEM COMPANIES

11. List each indebtedness of the registrant and of each subsidiary company thereof (other than indebtedness reported under Item 8, but as of the same date) where the aggregate debt owed by any such company to any one person exceeds $25,000 or an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor (whichever amount is the lesser) but not including any case in which such aggregate indebtedness is less than $5,000, and give the following additional information as to each such indebtedness:

      (a) Debts owed to associate companies as of December 31, 2001:

                 SCHEDULE OF INTERCOMPANY LOANS AND INVESTMENTS
             PURSUANT TO FUNDS POOL AGREEMENT DATED JANUARY 2, 1999
                    FIRSTENERGY CORPORATION AND SUBSIDIARIES
                                  DECEMBER-2001

                                      LOANS


        ISSUE DATE                   AMOUNT        MATURITY DATE         RATE                 BORROWER
            A                           B                C                 D      E             G
         1-Jun-98                 14,890,000.00        1-Jul-98         5.65234   I    Ohio Edison, Borrower
         2-Jun-98                  9,900,000.00        1-Jul-98         5.65625   I    Ohio Edison, Borrower
         3-Jun-98                    100,000.00        1-Jul-98         5.65625   I    Ohio Edison, Borrower
         1-Jun-98                  1,210,000.00        1-Jul-98         5.65234   I    Ohio Edison, Borrower
         3-Jun-98                  2,040,000.00        1-Jul-98         5.65234   I    Ohio Edison, Borrower
         3-Jun-98                  5,430,000.00        2-Jul-98         5.65625   I    Ohio Edison, Borrower
         9-Jun-98                  1,500,000.00        2-Jul-98         5.65625   I    Ohio Edison, Borrower
        12-Jun-98                 18,000,000.00        2-Jul-98         5.65625   I    Ohio Edison, Borrower
        15-Jun-98                 77,080,000.00        2-Jul-98         5.65625   I    Ohio Edison, Borrower
        17-Jun-98                 10,000,000.00        2-Jul-98         5.65234   I    Ohio Edison, Borrower
         1-Jun-98                 35,390,000.00        2-Jul-98         5.65234   I    Ohio Edison, Borrower
        15-Jun-98                 16,500,000.00        2-Jul-98         5.65234   I    Ohio Edison, Borrower
         2-Jul-98                 12,660,000.00       10-Jul-98         5.66016   I    Ohio Edison, Borrower
         7-Jul-98                  6,170,000.00       10-Jul-98         5.65625   I    Ohio Edison, Borrower
         8-Jul-98                  3,520,000.00       10-Jul-98         5.65625   I    Ohio Edison, Borrower
         9-Jul-98                  6,560,000.00       10-Jul-98         5.65625   I    Ohio Edison, Borrower
         9-Jul-98                  1,424,000.00       10-Jul-98         5.37500   I    NCB-toledo, Broker
         7-Jul-98                  2,450,000.00       10-Jul-98         5.65234   I    Ohio Edison, Borrower
         7-Jul-98                  1,980,000.00       10-Jul-98         5.65234   I    Ohio Edison, Borrower
         8-Jul-98                  2,130,000.00       10-Jul-98         5.65234   I    Ohio Edison, Borrower
        10-Jul-98                  1,430,000.00       13-Jul-98         5.65234   I    Ohio Edison, Borrower
         2-Jul-98                  6,783,163.32       14-Jul-98         5.66016   I    Cleveland Electric, Borrower
         2-Jul-98                 15,066,836.68       14-Jul-98         5.66016   I    Cleveland Electric, Borrower
                                 --------------
        13-Jul-98                  2,540,000.00       14-Jul-98         5.65625   I    Cleveland Electric, Borrower
                                 --------------
        13-Jul-98                  1,980,000.00       15-Jul-98         5.65625   I    Cleveland Electric, Borrower
        16-Jul-98                  1,443,000.00       17-Jul-98         5.43750   I    NCB-cleveland, Broker
        16-Jul-98                  1,370,000.00       17-Jul-98         5.43750   I    NCB-toledo, Broker
                                  -------------
        14-Jul-98                 13,130,000.00       20-Jul-98         5.66016   I    Cleveland Electric, Borrower
        16-Jul-98                 11,400,000.00       20-Jul-98         5.65625   I    Ohio Edison, Borrower
        20-Jul-98                    760,000.00       22-Jul-98         5.65625   I    Cleveland Electric, Borrower
        14-Jul-98                  1,936,836.68       24-Jul-98         5.66016   I    Cleveland Electric, Borrower
                                  -------------
        16-Jul-98                  3,293,132.15       24-Jul-98         5.66016   I    Cleveland Electric, Borrower
                                  -------------
        16-Jul-98                  1,600,000.00       24-Jul-98         5.65625   I    Ohio Edison, Borrower
                                  -------------
        17-Jul-98                  1,610,000.00       24-Jul-98         5.65625   I    Ohio Edison, Borrower
        21-Jul-98                  1,960,000.00       24-Jul-98         5.65625   I    Ohio Edison, Borrower
        15-Jul-98                  3,870,000.00       24-Jul-98         5.65234   I    Ohio Edison, Borrower
        23-Jul-98                  1,940,000.00       24-Jul-98         5.65234   I    Ohio Edison, Borrower
        16-Jul-98                    502,867.85       27-Jul-98         5.66016   I    Cleveland Electric, Borrower
        22-Jul-98                  5,460,000.00       27-Jul-98         5.65625   I    Ohio Edison, Borrower
        14-Jul-98                  1,950,000.00       27-Jul-98         5.65625   I    Cleveland Electric, Borrower
        15-Jul-98                  1,355,000.00       27-Jul-98         5.56525   I    Cleveland Electric, Borrower
        17-Jul-98                  1,730,000.00       27-Jul-98         5.65234   I    Ohio Edison, Borrower
        16-Jul-98                  4,462,000.00       28-Jul-98         5.66016   I    Cleveland Electric, Borrower
        13-Jul-98                  1,005,000.00       28-Jul-98         5.65625   I    Cleveland Electric, Borrower
        16-Jul-98                    750,000.00       29-Jul-98         5.66016   I    Cleveland Electric, Borrower
        10-Jul-98                     70,000.00       29-Jul-98         5.65625   I    Cleveland Electric, Borrower
        13-Jul-98                  2,955,000.00       29-Jul-98         5.65625   I    Cleveland Electric, Borrower
        16-Jul-98                    880,000.00       30-Jul-98         5.66016   I    Cleveland Electric, Borrower
        16-Jul-98                    652,000.00       31-Jul-98         5.66016   I    Cleveland Electric, Borrower
        30-Jul-98                  4,460,000.00       31-Jul-98         5.65625   I    Ohio Edison, Borrower
        21-Jul-98                  1,850,000.00       31-Jul-98         5.65625   I    Toledo Edison, Borrower
        29-Jul-98                  3,166,000.00       31-Jul-98         5.65234   I    Ohio Edison, Borrower
        30-Jul-98                  5,125,000.00       31-Jul-98         5.65625   I    Ohio Edison, Borrower


         6-Aug-98                    200,000.00        7-Aug-98         5.10000   I    Broker, NCB-cleveand
         6-Aug-98                    300,000.00        7-Aug-98         5.10000   I    Broker, NCB-toledo
         2-Jul-98                 26,325,000.00        3-Sep-98         5.65625   I    Cleveland Electric, Borrower
        30-Jun-98                  4,690,000.00        3-Sep-98         5.56525   I    Cleveland Electric, Borrower
        10-Jul-98                  3,580,000.00       10-Aug-98         5.65625   I    Cleveland Electric, Borrower
        21-Jul-98                    190,000.00       17-Aug-98         5.65625   I    Toledo Edison, Borrower
        24-Jul-98                  3,442,000.00       23-Aug-98         5.65625   I    Cleveland Electric, Borrower
        31-Jul-98                  7,123,000.00       30-Aug-98         5.65625   I    Cleveland Electric, Borrower
        31-Jul-98                  1,671,000.00        3-Aug-98         5.56250   I    Broker-NCB-toledo


         4-Aug-98                  5,425,000.00        5-Aug-98         5.37500   I    Broker-NCB-cleveland
         5-Aug-98                 13,670,000.00        6-Aug-98         5.37500   I    Broker-NCB-cleveland


           LENDER                                    INTEREST             PRINCIPAL AMOUNT            MATURITY AMOUNT
             H                                           L                         W                          X
Cleveland Electric, Lender                            70,136.12              14,890,000.00               14,960,136.12
Cleveland Electric, Lender                            45,108.59               9,900,000.00                9,945,108.59
Cleveland Electric, Lender                               439.93                 100,000.00                  100,439.93
Toledo Edison, Lender                                  5,699.44               1,210,000.00                1,215,699.44
Toledo Edison, Lender                                  8,968.38               2,040,000.00                2,048,968.38
Cleveland Electric, Lender                            24,741.38               5,430,000.00                5,454,741.38
Cleveland Electric, Lender                             5,420.57               1,500,000.00                1,505,420.57
Cleveland Electric, Lender                            56,562.50              18,000,000.00               18,056,562.50
Cleveland Electric, Lender                           205,881.22              77,080,000.00               77,285,881.22
Cleveland Electric, Lender                            23,551.42              10,000,000.00               10,023,551.42
Toledo Edison, Lender                                172,253.49              35,390,000.00               35,562,253.49
Toledo Edison, Lender                                 44,041.15              16,500,000.00               16,544,041.15
Cleveland Electric, Lender                            15,923.92              12,660,000.00               12,675,923.92
Cleveland Electric, Lender                             2,908.26               6,170,000.00                6,172,908.26
Cleveland Electric, Lender                             1,106.11               3,520,000.00                3,521,106.11
Cleveland Electric, Lender                             1,030.69               6,560,000.00                6,561,030.69
Euro TD                                                  212.61               1,424,000.00                1,424,212.61
Toledo Edison, Lender                                  1,154.02               2,450,000.00                2,451,154.02
Toledo Edison, Lender                                    932.64               1,980,000.00                1,980,932.64
Toledo Edison, Lender                                    668.86               2,130,000.00                2,130,668.86
Toledo Edison, Lender                                    673.57               1,430,000.00                1,430,673.57
Centerior Energy, Lender                              12,797.93               6,783,163.32                6,795,961.25
Centerior Energy, Lender                              28,426.90              15,066,836.68               15,095,263.58
Ohio Edison, Lender                                      399.08               2,540,000.00                2,540,399.08
Ohio Edison, Lender                                      622.19               1,980,000.00                1,980,622.19
Euro TD                                                  217.95               1,443,000.00                1,443,217.95
Euro TD                                                  206.93               1,370,000.00                1,370,206.93
Centerior Energy, Lender                              12,386.32              13,130,000.00               13,142,386.32
Cleveland Electric, Lender                             7,164.58              11,400,000.00               11,407,164.58
Toledo Edison, Lender                                    238.82                 760,000.00                  760,238.82
Centerior Energy, Lender                               3,045.22               1,936,836.68                1,939,881.90
Centerior Energy, Lender                               4,142.15               3,293,132.15                3,297,274.30
Cleveland Electric, Lender                             2,011.11               1,600,000.00                1,602,011.11
Cleveland Electric, Lender                             1,770.72               1,610,000.00                1,611,770.72
Clevleand Electric, Lender                               923.85               1,960,000.00                1,960,923.85
Toledo Edison, Lender                                  5,468.64               3,870,000.00                3,875,468.64
Toledo Edison, Lender                                    304.60               1,940,000.00                1,940,304.60
Centerior Energy, Lender                                 869.71                 502,867.85                  503,737.56
Clevleand Electric, Lender                             4,289.32               5,460,000.00                5,464,289.32
Toledo Edison, Lender                                  3,982.94               1,950,000.00                1,953,982.94
Toledo Edison, Lender                                  2,513.64               1,355,000.00                1,357,513.64
Toledo Edison, Lender                                  2,716.26               1,730,000.00                1,732,716.26
Centerior Energy, Lender                               8,418.54               4,462,000.00                4,470,418.54
Toledo Edison, Lender                                  2,368.55               1,005,000.00                1,007,368.55
Centerior Energy, Lender                               1,532.96                 750,000.00                  751,532.96
Toledo Edison, Lender                                    208.97                  70,000.00                   70,208.97
Toledo Edison, Lender                                  7,428.54               2,955,000.00                2,962,428.54
Centerior Energy, Lender                               1,937.03                 880,000.00                  881,937.03
Centerior Energy, Lender                               1,537.68                 652,000.00                  653,537.68
Cleveland Electric, Lender                               700.75               4,460,000.00                4,460,700.75
Cleveland Electric, Lender                             2,906.68               1,850,000.00                1,852,906.68
Toledo Edison, Lender                                    994.18               3,166,000.00                3,166,994.18
Toledo Edison, Lender                                    805.23               5,125,000.00                5,125,805.23
                                                           0.00                       0.00                        0.00
                                                           0.00                       0.00                        0.00
Security-euro TD                                          28.33                 200,000.00                  200,028.33
Security-euro TD                                          42.50                 300,000.00                  300,042.50
Toledo Edison, Lender                                260,576.37              26,325,000.00               26,585,576.37
Toledo Edison, Lender                                 47,126.85               4,690,000.00                4,737,126.85
Toledo Edison, Lender                                 17,436.96               3,580,000.00                3,597,436.96
Cleveland Electric, Lender                               806.02                 190,000.00                  190,806.02
Toledo Edison, Lender                                 16,224.01               3,442,000.00                3,458,224.01
Toledo Edison, Lender                                 33,574.56               7,123,000.00                7,156,574.56
Euro TD                                                  774.58               1,671,000.00                1,671,774.58
                                                           0.00                       0.00                        0.00
                                                           0.00                       0.00                        0.00
Euro TD                                                  809.98               5,425,000.00                5,425,809.98
Euro TD                                                2,041.01              13,670,000.00               13,672,041.01
                                                           0.00                       0.00                        0.00
                                                           0.00                       0.00                        0.00

                 SCHEDULE OF INTERCOMPANY LOANS AND INVESTMENTS
             PURSUANT TO FUNDS POOL AGREEMENT DATED JANUARY 2, 1999
                    FIRSTENERGY CORPORATION AND SUBSIDIARIES
                                  DECEMBER-2001

                                      LOANS


         LOANS
       ISSUE DATE                   AMOUNT         MATURITY DATE         RATE               BORROWER
            A                           B                 C                D      E              G
        30-Nov-01               $  5,060,917.90        3-Dec-01         3.28750   i    Borrower, Advanced Tech
         3-Dec-01               $  5,062,304.38       31-Dec-01         3.55080   i    Borrower, Advanced Tech
        31-DEC-01               $  5,491,574.20        2-JAN-02         3.55080   i    BORROWER, ADVANCED TECH
                                ---------------
                                $  5,491,574.20 OUTSTANDING LOAN: ADVANCED TECH OWES FE HOLDING CORP.


        30-Nov-01               $199,712,351.04        3-Dec-01         3.28750   i    Borrower, CEI
         3-Dec-01               $199,767,063.90       31-Dec-01         3.55080   i    Borrower, CEI
        31-DEC-01               $ 90,271,767.26        2-JAN-02         3.55080   i    BORROWER, CEI
                                ---------------
                                $ 90,271,767.26 OUTSTANDING LOAN: CEI OWES OHIO EDISON


        30-Nov-01               $  1,350,765.15        3-Dec-01         3.28750   i    Borrower,E Group
         3-Dec-01               $  1,351,135.20       31-Dec-01         3.55080   i    Borrower,E Group
        31-DEC-01               $  1,376,439.71        2-JAN-02         3.55080   i    BORROWER,E GROUP
                                ---------------
                                  $1,376,439.71 LOAN TOTAL: E GROUP OWES FE HOLDING CORP.


        21-Nov-01               $332,889,553.93        3-Dec-01         3.50000   i    Borrower,EI UK
         3-DEC-01               $333,277,925.08        1-JAN-02         3.55080   i    BORROWER,EI UK
                               ----------------
                                $333,277,925.08 LOAN TOTAL: EI UK OWES FE HOLDING CORP.


        30-Nov-01               $ 22,805,434.86        3-Dec-01         3.28750   i    Borrower,FE Facilities Svcs
         3-Dec-01               $ 22,811,682.60        5-Dec-01         3.55080   i    Borrower,FE Facilities Svcs
         5-Dec-01               $ 22,866,182.58       13-Dec-01         3.55080   i    Borrower,FE Facilities Svcs
        13-Dec-01               $ 22,584,225.52       14-Dec-01         3.55080   i    Borrower,FE Facilities Svcs
        14-Dec-01               $ 22,661,453.08       19-Dec-01         3.55080   i    Borrower,FE Facilities Svcs
        19-Dec-01               $ 22,322,628.95       26-Dec-01         3.55080   i    Borrower,FE Facilities Svcs
        26-Dec-01               $ 22,838,041.24       27-Dec-01         3.55080   i    Borrower,FE Facilities Svcs
        27-Dec-01               $ 22,965,293.83       31-Dec-01         3.55080   i    Borrower,FE Facilities Svcs
        31-DEC-01               $ 23,849,532.62        2-JAN-02         3.55080   i    BORROWER,FE FACILITIES SVCS
                                ---------------
                                $ 23,849,532.62 LOAN TOTAL: FE FACILITIES SVCS OWES FE HOLDING CORP.


        30-Nov-01               $297,799,381.92        3-Dec-01         3.28750   i    Borrower,FE Generation Corp.
         3-Dec-01               $297,880,966.54       31-Dec-01         3.55080   i    Borrower,FE Generation Corp.
        31-DEC-01               $413,655,375.23        2-JAN-02         3.55080   i    BORROWER,FE GENERATION CORP.
                               ----------------
                                $413,655,375.23 LOAN TOTAL: FE GENERATION OWES FE HOLDING CORP.


         3-Dec-01               $ 70,000,000.00        4-Dec-01         5.05000   i    Borrower,FirstEnergy Holding
         4-Dec-01               $ 30,000,000.00        5-Dec-01         5.05000   i    Borrower,FirstEnergy Holding
         5-Dec-01               $ 70,000,000.00       19-Dec-01         3.11250   i    Borrower,FirstEnergy Holding
        30-Nov-01               $100,000,000.00       28-Dec-01         3.17500   i    Borrower,FirstEnergy Holding
        30-Nov-01               $250,000,000.00       28-Dec-01         3.12500   i    Borrower,FirstEnergy Holding
        17-DEC-01               $140,000,000.00        7-JAN-02         2.98750   i    BORROWER,FIRSTENERGY HOLDING
        19-Dec-01               $ 70,000,000.00       18-Jan-02         2.98750   i    BORROWER,FIRSTENERGY HOLDING
        28-Dec-01               $100,000,000.00       28-Jan-02         2.98750   i    BORROWER,FIRSTENERGY HOLDING
        28-Dec-01               $250,000,000.00       28-Jan-02         2.93750   i    BORROWER,FIRSTENERGY HOLDING
        31-Dec-01               $ 75,000,000.00       14-Jan-02         3.11250   i    BORROWER,FIRSTENERGY HOLDING
                                ---------------
                                $635,000,000.00 LOAN TOTAL: FE HOLDING CORP. OWES CITIBANK


        30-Nov-01               $    139,647.34        3-Dec-01         3.28750   i    Borrower,FE Nuclear
         3-Dec-01               $    139,685.60       31-Dec-01         3.55080   i    Borrower,FE Nuclear
        31-DEC-01               $          0.00        2-JAN-02         3.55080   i    BORROWER,FE NUCLEAR
                                ---------------
                                          $0.00 LOAN TOTAL: FE NUCLEAR OWES FE HOLDING CORP.


        31-Dec-01               $  1,985,655.38        2-Jan-02         3.55080   i    Borrower,FE Services
                                ---------------
                                $  1,985,655.38 LOAN TOTAL: FE SERVICES OWES FE NUCLEAR


        30-Nov-01               $ 23,759,731.34        3-Dec-01         3.28750   i    Borrower,FE Services
         3-Dec-01               $ 23,766,240.52       31-Dec-01         3.55080   i    Borrower,FE Services
        31-DEC-01               $ 23,931,805.50        2-JAN-02         3.55080   i    BORROWER,FE SERVICES
                                ---------------
                                $ 23,931,805.50 LOAN TOTAL: FE SERVICES OWES FE PROPERTIES


        30-Nov-01               $ 24,803,990.35        3-Dec-01         3.28750   i    Borrower,FE Services
         3-Dec-01               $ 24,810,785.61       31-Dec-01         3.55080   i    Borrower,FE Services
        31-DEC-01               $ 25,054,913.78        2-JAN-02         3.55080   i    BORROWER,FE SERVICES
                                ---------------
                                $ 25,054,913.78 LOAN TOTAL: FE SERVICES OWES FE VENTURES


        30-Nov-01                300,168,383.28        3-Dec-01         3.28750   i    Borrower,FE Solutions


        LENDER                                        INTEREST              PRINCIPAL AMOUNT            MATURITY AMOUNT
          H                                               L                        W                           X
Lender, FE Holding Corp.                               1,386.48               5,060,917.90                5,062,304.38
Lender, FE Holding Corp.                              13,980.73               5,062,304.38                5,076,285.11
LENDER, FE HOLDING CORP.                               1,083.30               5,491,574.20                5,492,657.50



Lender, Ohio Edison                                   54,712.86             199,712,351.04              199,767,063.90
Lender, Ohio Edison                                  551,703.36             199,767,063.90              200,318,767.26
LENDER, OHIO EDISON                                   17,807.61              90,271,767.26               90,289,574.87



Lender, FE Holding Corp.                                 370.05               1,350,765.15                1,351,135.20
Lender, FE Holding Corp.                               3,731.48               1,351,135.20                1,354,866.68
LENDER, FE HOLDING CORP.                                 271.53               1,376,439.71                1,376,711.24



Lender, FE Holding Corp.                             388,371.15             332,889,553.93              333,277,925.08
LENDER, FE HOLDING CORP.                             953,297.07             333,277,925.08              334,231,222.15



Lender, FE Holding Corp.                               6,247.74              22,805,434.86               22,811,682.60
Lender, FE Holding Corp.                               4,499.98              22,811,682.60               22,816,182.58
Lender, FE Holding Corp.                              18,042.94              22,866,182.58               22,884,225.52
Lender, FE Holding Corp.                               2,227.56              22,584,225.52               22,586,453.08
Lender, FE Holding Corp.                              11,175.87              22,661,453.08               22,672,628.95
Lender, FE Holding Corp.                              15,412.29              22,322,628.95               22,338,041.24
Lender, FE Holding Corp.                               2,252.59              22,838,041.24               22,840,293.83
Lender, FE Holding Corp.                               9,060.57              22,965,293.83               22,974,354.41
LENDER, FE HOLDING CORP.                               4,704.72              23,849,532.62               23,854,237.34



Lender, FE Holding Corp.                              81,584.62             297,799,381.92              297,880,966.54
Lender, FE Holding Corp.                             822,667.79             297,880,966.54              298,703,634.33
LENDER, FE HOLDING CORP.                              81,600.42             413,655,375.23              413,736,975.65



Lender,Citibank                                        9,684.93              70,000,000.00               70,009,684.93
Lender,Citibank                                        4,150.68              30,000,000.00               30,004,150.68
Lender,Citibank                                       84,729.17              70,000,000.00               70,084,729.17
Lender,Citibank                                      246,944.44             100,000,000.00              100,246,944.44
Lender,Citibank                                      607,638.89             250,000,000.00              250,607,638.89
LENDER,CITIBANK                                      243,979.17             140,000,000.00              140,243,979.17
LENDER,CITIBANK                                      174,270.83              70,000,000.00               70,174,270.83
LENDER,CITIBANK                                      257,256.94             100,000,000.00              100,257,256.94
LENDER,CITIBANK                                      632,378.47             250,000,000.00              250,632,378.47
LENDER,CITIBANK                                       90,781.25              75,000,000.00               75,090,781.25



Lender, FE Holding Corp.                                  38.26                 139,647.34                  139,685.60
Lender, FE Holding Corp.                                 385.77                 139,685.60                  140,071.37
LENDER, FE HOLDING CORP.                                   0.00                       0.00                        0.00



LENDER,FE NUCLEAR                                        391.70               1,985,655.38                1,986,047.08



Lender,FE Properties                                   6,509.18              23,759,731.34               23,766,240.52
Lender,FE Properties                                  65,636.02              23,766,240.52               23,831,876.54
LENDER,FE PROPERTIES                                   4,720.95              23,931,805.50               23,936,526.45



Lender,FE Ventures                                     6,795.26              24,803,990.35               24,810,785.61
Lender,FE Ventures                                    68,520.77              24,810,785.61               24,879,306.38
LENDER,FE VENTURES                                     4,942.50              25,054,913.78               25,059,856.28



Lender, FE Holding Corp.                              82,233.63             300,168,383.28              300,250,616.91

                 SCHEDULE OF INTERCOMPANY LOANS AND INVESTMENTS
             PURSUANT TO FUNDS POOL AGREEMENT DATED JANUARY 2, 1999
                    FIRSTENERGY CORPORATION AND SUBSIDIARIES
                                  DECEMBER-2001


         3-Dec-01                300,250,616.91       31-Dec-01         3.55080   i    Borrower,FE Solutions
        31-DEC-01                286,308,829.05        2-JAN-02         3.55080   i    BORROWER,FE SOLUTIONS
                                ---------------
                                $286,308,829.05 LOAN TOTAL: FE SOLUTIONS OWES FE HOLDING CORP.


         7-Nov-01                960,391,666.67        3-Dec-01         3.50000   i    Borrower,GPU Capital
         3-Dec-01                962,819,323.38        7-Dec-01         3.55080   i    Borrower,GPU Capital
         7-Dec-01                954,199,187.70       14-Dec-01         3.55080   i    Borrower,GPU Capital
        14-DEC-01                851,398,018.63        1-JAN-02        10.78198   i    BORROWER,GPU CAPITAL
                                ---------------
                                $851,398,018.63 LOAN TOTAL: GPU CAPITAL OWES FE HOLDING CORP.


        19-Dec-01                 15,000,000.00        2-Jan-02         3.55080   i    Borrower,GPU Telecom
                                ---------------
                                $ 15,000,000.00 LOAN TOTAL: GPU TELECOM OWES FE HOLDING CORP.


        30-Nov-01                 13,767,847.26        3-Dec-01         3.50000   i    Borrower,Jersey Central PL
         3-DEC-01                 18,148,950.60        2-JAN-02         3.55080   i    BORROWER,JERSEY CENTRAL PL
                                ---------------
                                $ 18,148,950.60 LOAN TOTAL: JCPL OWES FE HOLDING CORP.


         7-Nov-01                 89,767,519.03        3-Dec-01         3.50000   i    Borrower,Met Ed
         3-Dec-01                 91,848,237.09       21-Dec-01         3.55080   i    Borrower,Met Ed
        21-DEC-01                72,011,304.45         2-JAN-02         3.55080   i    BORROWER,MET ED
                                ---------------
                                $ 72,011,304.45 LOAN TOTAL: MET ED OWES FE HOLDING CORP.


         7-Nov-01                  4,502,465.63        3-Dec-01         3.28750   i    Borrower,NE Ohio Natural Gas
         3-DEC-01                 4,500,000.00         2-JAN-02         3.55080   i    BORROWER,NE OHIO NATURAL GAS
                                ---------------
                                $  4,500,000.00 LOAN TOTAL: NORTHEAST OHIO NATURAL GAS OWES FE HOLDING CORP.


        30-Nov-01               $ 25,997,069.02        3-Dec-01         3.28750   i    Borrower, OE
         3-Dec-01               $ 26,004,191.13       31-Dec-01         3.55080   i    Borrower, OE
        31-DEC-01               $26,076,007.77         2-JAN-02         3.55080   i    BORROWER, OE
                                ---------------
                                $ 26,076,007.77 OUTSTANDING LOAN: OE OWES ATSI


        30-Nov-01               $ 34,850,816.78        3-Dec-01         3.28750   i    Borrower, OE
         3-Dec-01               $ 34,860,364.45       31-Dec-01         3.55080   i    Borrower, OE
        31-DEC-01               $54,067,639.48         2-JAN-02         3.55080   i    BORROWER, OE
                                ---------------
                                $ 54,067,639.48 OUTSTANDING LOAN: OE OWES PP


        30-Nov-01               $ 74,943,296.46        3-Dec-01         3.28750   i    Borrower, OE
         3-Dec-01               $ 74,963,827.80       31-Dec-01         3.55080   i    Borrower, OE
        31-DEC-01               $          0.00         2-JAN-02         3.55080   i    BORROWER, OE
                                ---------------
                                $         0.00


         7-Nov-01                105,039,567.73        3-Dec-01         3.50000   i    Borrower,Pen Elec
         3-Dec-01                107,432,196.93       21-Dec-01         3.55080   i    Borrower,Pen Elec
        21-DEC-01                77,622,932.05         2-JAN-02         3.55080   i    BORROWER,PEN ELEC
                                ---------------
                                $ 77,622,932.05 LOAN TOTAL: PEN ELEC OWES FE HOLDING CORP.


        30-Nov-01               $ 14,783,297.39        3-Dec-01         3.28750   i    Borrower,Penn Power Energy
         3-Dec-01               $ 14,787,347.40       31-Dec-01         3.55080   i    Borrower,Penn Power Energy
        31-DEC-01               $14,822,288.88         2-JAN-02         3.55080   i    BORROWER,PENN POWER ENERGY
                                ---------------
                                $ 14,822,288.88 LOAN TOTAL: PENN POWER ENERGY OWES FE HOLDING CORP.


        11-Dec-01               $ 1,766,000.00        12-Dec-01         3.55080   i    Borrower,Toledo Edison Co.
                                ---------------
                                $          0.00 LOAN TOTAL: TOLEDO EDISON OWES CEI


        31-Dec-01               $ 17,208,142.10        2-Jan-02         3.55080   i    Borrower,Toledo Edison Co.
                                ---------------
                                $ 17,208,142.10 LOAN TOTAL: TOLEDO EDISON OWES OE


Lender, FE Holding Corp.                             829,212.14             300,250,616.91              301,079,829.05
LENDER, FE HOLDING CORP.                              56,479.19             286,308,829.05              286,365,308.24



Lender, FE Holding Corp.                           2,427,656.71             960,391,666.67              962,819,323.38
Lender, FE Holding Corp.                             379,864.32             962,819,323.38              963,199,187.70
Lender, FE Holding Corp.                             658,810.93             954,199,187.70              954,857,998.63
LENDER, FE HOLDING CORP.                           4,589,880.04             851,398,018.63              855,987,898.67



Lender, FE Holding Corp.                              20,713.00              15,000,000.00               15,020,713.00



Lender, FE Holding Corp.                               4,015.62              13,767,847.26               13,771,862.88
LENDER, FE HOLDING CORP.                              53,702.74              18,148,950.60               18,202,653.34



Lender, FE Holding Corp.                             226,912.34              89,767,519.03               89,994,431.37
Lender, FE Holding Corp.                             163,067.36              91,848,237.09               92,011,304.45
LENDER, FE HOLDING CORP.                              85,232.58              72,011,304.45               72,096,537.03



Lender, FE Holding Corp.                              10,690.23               4,502,465.63                4,513,155.86
LENDER, FE HOLDING CORP.                              13,315.50               4,500,000.00                4,513,315.50



Lender, ATSI                                           7,122.11              25,997,069.02               26,004,191.13
Lender, ATSI                                          71,816.64              26,004,191.13               26,076,007.77
LENDER, ATSI                                           5,143.93              26,076,007.77               26,081,151.70



Lender, PP                                             9,547.67              34,850,816.78               34,860,364.45
Lender, PP                                            96,275.03              34,860,364.45               34,956,639.48
LENDER, PP                                            10,665.74              54,067,639.48               54,078,305.22



Lender, TE                                            20,531.34              74,943,296.46               74,963,827.80
Lender, TE                                           207,030.10              74,963,827.80               75,170,857.90
LENDER, TE                                                 0.00                       0.00                        0.00



Lender, FE Holding Corp.                             265,516.69             105,039,567.73              105,305,084.42
Lender, FE Holding Corp.                             190,735.12             107,432,196.93              107,622,932.05
LENDER, FE HOLDING CORP.                              91,874.50              77,622,932.05               77,714,806.55



Lender, FE Holding Corp.                               4,050.01              14,783,297.39               14,787,347.40
Lender, FE Holding Corp.                              40,838.71              14,787,347.40               14,828,186.11
LENDER, FE HOLDING CORP.                               2,923.94              14,822,288.88               14,825,212.82



Lender, CEI                                              174.19               1,766,000.00                1,766,174.19



LENDER, OHIO EDISON                                    3,394.59              17,208,142.10               17,211,536.69

                 SCHEDULE OF INTERCOMPANY LOANS AND INVESTMENTS
             PURSUANT TO FUNDS POOL AGREEMENT DATED JANUARY 2, 1999
                    FIRSTENERGY CORPORATION AND SUBSIDIARIES
                                  DECEMBER-2001


                                  INVESTMENTS

          ISSUE DATE                   AMOUNT            MATURITY DATE      RATE                 BROKER
              A                           B                    C              D       E             G
         23-May-01                   100,000.00           21-Nov-01        3.75000   i    Shore Bank-Cleveland
         30-Nov-01                   285,000.00            3-Dec-01        0.75000   i    FirstMerit Bank-Sweep Acct
          3-Dec-01                 9,515,000.00            4-Dec-01        1.50000   i    FirstMerit Bank-Sweep Acct
          4-Dec-01                   410,000.00            5-Dec-01        0.75000   i    FirstMerit Bank-Sweep Acct
          5-Dec-01                   485,000.00            6-Dec-01        0.75000   i    FirstMerit Bank-Sweep Acct
          6-Dec-01                   225,000.00            7-Dec-01        0.75000   i    FirstMerit Bank-Sweep Acct
          7-Dec-01                   390,000.00           10-Dec-01        0.75000   i    FirstMerit Bank-Sweep Acct
         10-Dec-01                   490,000.00           11-Dec-01        0.75000   i    FirstMerit Bank-Sweep Acct
         11-Dec-01                   890,000.00           12-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         12-Dec-01                 2,605,000.00           13-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         13-Dec-01                   200,000.00           14-Dec-01        0.75000   i    FirstMerit Bank-Sweep Acct
         14-Dec-01                 2,080,000.00           17-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         17-Dec-01                 1,480,000.00           18-Dec-01        1.25030   i    FirstMerit Bank-Sweep Acct
         18-Dec-01                 1,530,000.00           19-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         19-Dec-01                   565,000.00           20-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         20-Dec-01                    50,000.00           21-Dec-01        0.50000   i    FirstMerit Bank-Sweep Acct
         21-Dec-01                 5,925,000.00           24-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         24-Dec-01                 2,220,000.00           26-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         26-Dec-01                 1,870,000.00           27-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         27-Dec-01                 2,345,000.00           28-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         28-Dec-01                   710,000.00           31-Dec-01        1.25000   i    FirstMerit Bank-Sweep Acct
         31-Dec-01                11,865,000.00            2-Jan-01                  i    FirstMerit Bank-Sweep Acct
         21-NOV-01                   100,000.00           22-MAY-02        1.69000   I    SHORE BANK-CLEVELAND
                                ---------------
                                    $100,000.00 INVESTMENT TOTAL: FE SERVICE CO.


         14-Dec-01               103,500,000.00           17-Dec-01        1.77000   i    Mitsubishi
                                --------------
                                $103,500,000.00 INVESTMENT TOTAL: FIRSTENERGY HOLDING CO.


          7-Dec-00                    28,455.00            7-Dec-01        6.00000   i    Broker,National City Bank
         23-May-01                   100,000.00           21-Nov-01        3.75000   i    Shore Bank-Cleveland
         21-Dec-01                22,426,000.00           24-Dec-01        1.65000   i    Broker,National City Bank
          7-DEC-01                    28,455.00            6-DEC-02        2.20000   I    BROKER,NATIONAL CITY BANK
         21-Nov-01                  100,000.00            22-May-02        1.69000   i    Shore Bank-Cleveland
                                --------------
                                $ 22,654,455.00 INVESTMENT TOTAL: CEI


         29-Jan-01                     1,130.00            6-Nov-01        5.45000   i    Broker,Fifth Third Bank
         21-Dec-01                 2,056,000.00           24-Dec-01        1.65000   i    Broker, National City Bank
          6-NOV-01                     1,130.00            6-NOV-02        1.98000   I    BROKER,FIFTH THIRD BANK
                                --------------
                                $      1,130.00 INVESTMENT TOTAL: TE


         23-May-01                   100,000.00           21-Nov-01        3.75000   i    Shore Bank-Cleveland
         21-NOV-01                   100,000.00           22-MAY-02        1.69000   I    SHORE BANK-CLEVELAND
                                --------------
                                $    100,000.00 INVESTMENT TOTAL: FE PROPERTIES


         23-May-01                   100,000.00           21-Nov-01        3.75000   i    Shore Bank-Cleveland
         21-NOV-01                   100,000.00           22-MAY-02        1.69000   I    SHORE BANK-CLEVELAND
                                --------------
                                $    100,000.00 INVESTMENT TOTAL: ADVANCED TECHNOLOGIES


INVESTOR AND TYPE OF SECURITY                          INTEREST             PRINCIPAL AMOUNT          MATURITY AMOUNT
             H                                             L                        W                        X
 Investor,FE Service Co.                                1,869.86               100,000.00               101,869.86
 Investor,FE Service Co.                                   17.81               285,000.00               285,017.81
 Investor,FE Service Co.                                  396.46             9,515,000.00             9,515,396.46
 Investor,FE Service Co.                                    8.54               410,000.00               410,008.54
 Investor,FE Service Co.                                   10.10               485,000.00               485,010.10
 Investor,FE Service Co.                                    4.69               225,000.00               225,004.69
 Investor,FE Service Co.                                   24.38               390,000.00               390,024.38
 Investor,FE Service Co.                                   10.21               490,000.00               490,010.21
 Investor,FE Service Co.                                   30.90               890,000.00               890,030.90
 Investor,FE Service Co.                                   90.45             2,605,000.00             2,605,090.45
 Investor,FE Service Co.                                    4.17               200,000.00               200,004.17
 Investor,FE Service Co.                                  216.67             2,080,000.00             2,080,216.67
 Investor,FE Service Co.                                   51.39             1,480,000.00             1,480,051.39
 Investor,FE Service Co.                                   53.13             1,530,000.00             1,530,053.13
 Investor,FE Service Co.                                   19.62               565,000.00               565,019.62
 Investor,FE Service Co.                                    0.69                50,000.00                50,000.69
 Investor,FE Service Co.                                  617.19             5,925,000.00             5,925,617.19
 Investor,FE Service Co.                                  154.17             2,220,000.00             2,220,154.17
 Investor,FE Service Co.                                   64.93             1,870,000.00             1,870,064.93
 Investor,FE Service Co.                                   81.42             2,345,000.00             2,345,081.42
 Investor,FE Service Co.                                   73.96               710,000.00               710,073.96
 Investor,FE Service Co.                                    0.00            11,865,000.00            11,865,000.00
 INVESTOR,FE SERVICE CO. - CD                             842.68               100,000.00               100,842.68



 Investor,FirstEnergy Holding Co                       15,266.25           103,500,000.00           103,515,266.25



 Investor,CEI - CD                                      1,731.01                28,455.00                30,186.01
 Investor,CEI - CD                                      1,869.86               100,000.00               101,869.86
 Investor, CEI - Euro                                   3,083.58            22,426,000.00            22,429,083.58
 INVESTOR,CEI - CD                                        632.97                28,455.00                29,087.97
 Investor,CEI - CD                                        842.68               100,000.00               100,842.68



 Investor,TE - CD                                          48.07                 1,130.00                 1,178.07
 Investor,TE - Euro                                       282.70             2,056,000.00             2,056,282.70
 INVESTOR,TE - CD                                          22.68                 1,130.00                 1,152.68



 Investor,FE Properties - CD                            1,869.86               100,000.00               101,869.86
 INVESTOR,FE PROPERTIES - CD                              842.68               100,000.00               100,842.68



 Investor,Advanced Tech - CD                            1,869.86               100,000.00               101,869.86
 INVESTOR,ADVANCED TECH - CD                              842.68               100,000.00               100,842.68

                                   GPU CAPITAL
                                  DECEMBER-2001


        ISSUE DATE                 AMOUNT           MATURITY DATE        RATE            BORROWER
            A                         B                   C                D      E          G
        21-Nov-01               $332,889,553.93        3-Dec-01         3.50000   i    Borrower,EI UK
         3-DEC-01               $333,277,925.08        1-JAN-02         3.55080   i    BORROWER,EI UK
                               ----------------
                                $333,277,925.08 LOAN TOTAL: EI UK OWES FE HOLDING CORP.


         7-Nov-01                960,391,666.67        3-Dec-01         3.50000   i    Borrower,GPU Capital
         3-Dec-01                962,819,323.38        7-Dec-01         3.55080   i    Borrower,GPU Capital
         7-Dec-01                954,199,187.70       14-Dec-01         3.55080   i    Borrower,GPU Capital
        14-DEC-01               851,398,018.63         1-JAN-02        10.78198   i    BORROWER,GPU CAPITAL
                                ---------------
                                $851,398,018.63 LOAN TOTAL: GPU CAPITAL OWES FE HOLDING CORP.


        19-Dec-01                15,000,000.00         2-Jan-02         3.55080   i    Borrower,GPU Telecom
                                ---------------
                                $ 15,000,000.00 LOAN TOTAL: GPU TELECOM OWES FE HOLDING CORP.


        30-Nov-01                 13,767,847.26        3-Dec-01         3.50000   i    Borrower,Jersey Central PL
         3-DEC-01                18,148,950.60         2-JAN-02         3.55080   i    BORROWER,JERSEY CENTRAL PL
                                ---------------
                                $ 18,148,950.60 LOAN TOTAL: JCPL OWES FE HOLDING CORP.


         7-Nov-01                 89,767,519.03        3-Dec-01         3.50000   i    Borrower,Met Ed
         3-Dec-01                 91,848,237.09       21-Dec-01         3.55080   i    Borrower,Met Ed
        21-DEC-01                72,011,304.45         2-JAN-02         3.55080   i    BORROWER,MET ED
                                ---------------
                                $ 72,011,304.45 LOAN TOTAL: MET ED OWES FE HOLDING CORP.


         7-Nov-01                105,039,567.73        3-Dec-01         3.50000   i    Borrower,Pen Elec
         3-Dec-01                107,432,196.93       21-Dec-01         3.55080   i    Borrower,Pen Elec
        21-DEC-01                77,622,932.05         2-JAN-02         3.55080   i    BORROWER,PEN ELEC
                                ---------------
                                $ 77,622,932.05 LOAN TOTAL: PEN ELEC OWES FE HOLDING CORP.


        LENDER                                        INTEREST              PRINCIPAL AMOUNT            MATURITY AMOUNT
          H                                               L                        W                           X
Lender, FE Holding Corp.                             388,371.15             332,889,553.93              333,277,925.08
LENDER, FE HOLDING CORP.                             953,297.07             333,277,925.08              334,231,222.15



Lender, FE Holding Corp.                           2,427,656.71             960,391,666.67              962,819,323.38
Lender, FE Holding Corp.                             379,864.32             962,819,323.38              963,199,187.70
Lender, FE Holding Corp.                             658,810.93             954,199,187.70              954,857,998.63
LENDER, FE HOLDING CORP.                           4,589,880.04             851,398,018.63              855,987,898.67



Lender, FE Holding Corp.                              20,713.00              15,000,000.00               15,020,713.00



Lender, FE Holding Corp.                               4,015.62              13,767,847.26               13,771,862.88
LENDER, FE HOLDING CORP.                              53,702.74              18,148,950.60               18,202,653.34



Lender, FE Holding Corp.                             226,912.34              89,767,519.03               89,994,431.37
Lender, FE Holding Corp.                             163,067.36              91,848,237.09               92,011,304.45
LENDER, FE HOLDING CORP.                              85,232.58              72,011,304.45               72,096,537.03



Lender, FE Holding Corp.                             265,516.69             105,039,567.73              105,305,084.42
Lender, FE Holding Corp.                             190,735.12             107,432,196.93              107,622,932.05
LENDER, FE HOLDING CORP.                              91,874.50              77,622,932.05               77,714,806.55

      (b) Debts owed to others as of December 31, 2001:

            BY PERMISSION OF THE STAFF OF THE COMMISSION, "DEBTS OWED TO OTHERS" HAS BEEN OMITTED

                               PRINCIPAL LEASES

12. Describe briefly the principal features of each lease (omitting oil and gas leases to which the registrant or any subsidiary company thereof is a party, which involves rental at an annual rate of more than $50,000 or an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year (whichever of such sums is the lesser) but not including any lease involving rental at a rate of less than $5,000 per year.

      INFORMATION REGARDING THE PRINCIPAL LEASES OF FIRSTENERGY CAN BE FOUND IN:
ITEMS 6, 7 AND 8 OF FORM 10-K ANNUAL REPORT OF FIRSTENERGY FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 333-21011); FOOTNOTE 11 OF FORM 10-K ANNUAL REPORT OF GPU AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-6047); FOOTNOTE 11 OF FORM 10-K ANNUAL REPORT OF JCP&L AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2001 (FILE NO. 1-3141); FOOTNOTE 11 OF FORM 10-K ANNUAL REPORT OF PENELEC AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-3522); AND FOOTNOTE 11 OF FORM 10-K ANNUAL REPORT OF MET-ED AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 (FILE NO. 1-0446).

                                 SECURITIES SOLD

13. If, during the last five years, the registrant or any subsidiary company thereof has issued, sold or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale:

      INFORMATION REGARDING ISSUANCES OF SECURITIES OF FIRST ENERGY CORP. AND ITS SUBSIDIARIES DURING THE PRECEDING FIVE YEARS CAN BE FOUND IN FIRSTENERGY'S, GPU'S, JCP&L'S, PENELEC'S AND MET-ED'S 10-KS FOR EACH OF THE PREVIOUS FIVE YEARS WHICH WERE PREVIOUSLY FILED WITH THE COMMISSION AND WHICH ARE INCORPORATED BY REFERENCE HEREIN.

                AGREEMENTS FOR FUTURE DISTRIBUTION OF SECURITIES

14. (a) Summarize the terms of any existing agreement to which the registrant or any associate or affiliate company thereof is a party or in which any such company has a beneficial interest with respect to future distribution of securities of the registrant or of any subsidiary.

      INFORMATION REGARDING THE TERMS FOR FUTURE DISTRIBUTION OF SECURITIES WILL BE AVAILABLE IN FIRSTENERGY'S FORM 10-K FOR THE CALENDAR 2001 WHICH WILL BE FILED BY AMENDMENT.

      (b) Describe briefly the nature of any financial interest (other than the ownership of securities acquired as a dealer for the purpose of resale) which any person with whom such agreement exists, has in the registrant or in any associate or affiliate company thereof.

      INFORMATION REGARDING THE NATURE OF ANY FINANCIAL INTEREST ANY PERSON WITH WHOM AGREEMENTS FOR FUTURE DISTRIBUTION OF SECURITIES EXISTS CAN BE FOUND IN FIRSTENERGY'S, GPU'S, JCP&L'S, PENELEC'S AND MET-ED'S 10-KS FOR EACH OF THE PREVIOUS FIVE YEARS WHICH WERE PREVIOUSLY FILED WITH THE COMMISSION AND WHICH ARE INCORPORATED BY REFERENCE HEREIN.

                   TWENTY LARGEST HOLDERS OF CAPITAL STOCKS

15. As of a recent date (indicating such date for each class) give the following information with respect to the holders of each class of stock and/or certificates of beneficial interest of the registrant:

      (a) The twenty largest registered holders of common stock of registrant FirstEnergy as of January 25, 2002:

     Title of Issue            Holder of Record and Address         Number of Shares Owned       Percent of Class
------------------------------------------------------------------------------------------------------------------
FirstEnergy Corp. Common   Cede & Co.                                    235,631,576                 79.1676%
Stock                      c/o Bowling Green Station
                           P.O. Box 20
                           New York, NY 10274-0020
------------------------------------------------------------------------------------------------------------------
                           Allen W. Pike Revocable Trust                   187,000                    0.0628%
                           20 Chestnut St. Apt. N10
                           Exeter, NH  03833-1881
------------------------------------------------------------------------------------------------------------------
                           H. Peter Burg                                 104,892.126                  0.0352%
                           Restricted Stock Account
                           3331 Saratoga Blvd
                           Stow, OH 44224
------------------------------------------------------------------------------------------------------------------
                           Anthony J. Alexander                           86,045.388                  0.0289%
                           3926 Troon Dr.
                           Uniontown, OH 44685-8894
------------------------------------------------------------------------------------------------------------------
                           Hart Securities LTD                              75,000                    0.0252%
                           Gibson Dunn & Crutcher
                           Suite 900
                           1050 Connecticut Ave NW
                           Washington DC 20036-5303
------------------------------------------------------------------------------------------------------------------
                           Robert J. Farling & Margaret J.                  55,489                    0.0186%
                           Farling JT TEN
                           1608 Balmoral Way
                           Westlake, OH 44145-2416
------------------------------------------------------------------------------------------------------------------
                           Meade M Bynum                                    51,000                    0.0171%
                           332 Sunnyside Rd.
                           Tampa, FL 33617-7249
------------------------------------------------------------------------------------------------------------------

     Title of Issue            Holder of Record and Address         Number of Shares Owned       Percent of Class
------------------------------------------------------------------------------------------------------------------
                           Fred D. Hafer                                  45,589.950                  0.0153%
                           1730 Meadowlark Road
                           Wyomissing, PA  19610-2823
------------------------------------------------------------------------------------------------------------------
                           John P. Murphy                                 45,368.210                  0.0152%
                           346 Morningview Ave.
                           Akron, OH 44305-3565
------------------------------------------------------------------------------------------------------------------
                           David Veach                                    41,441.196                  0.0139%
                           1734 Vamo Dr.
                           Sarasota, FL 34231-6636
------------------------------------------------------------------------------------------------------------------
                           Certified Reporting Company                      41,000                    0.0138%
                           Attn: J K Arthur, Treasurer
                           933 Glenayre Dr.
                           Glenview, IL  60025-3105
------------------------------------------------------------------------------------------------------------------
                           Dominick Ricci                                   34,386                    0.0116%
                           47 Midland Ave.
                           Park Ridge, NJ 07656-1121
------------------------------------------------------------------------------------------------------------------
                           Peter C. Pardini                               33,920.930                  0.0114%
                           24 Mateo Ave.
                           Daly City, CA  94014-2406
------------------------------------------------------------------------------------------------------------------
                           Gerhard Rudloff                                  33,170                    0.0111%
                           1563 Northeast Anglers Dr.
                           Palm Bay, FL  32905-4323
------------------------------------------------------------------------------------------------------------------
                           Richard A. Ledet                                 27,199                    0.0091%
                           2960 NE Broadway
                           Des Moines,  IA  50317-5452
------------------------------------------------------------------------------------------------------------------
                           The Shirley Bergman Trust                        26,601                    0.0089%
                           7728 A Lexington Club Blvd.
                           Delray Beach, FL  33446-3406
------------------------------------------------------------------------------------------------------------------
                           The Victor Bergman Trust                         26,536                    0.0089%
                           7728 A Lexington Club Blvd.
                           Delray Beach, FL  33446-3406
------------------------------------------------------------------------------------------------------------------
                           Allan Hull Family Trust                        25,947.229                  0.0087%
                           6505 Wilson Mills Rd.
                           Cleveland, OH 44143-3403
------------------------------------------------------------------------------------------------------------------
                           Robert F. Saunders                             25,099.713                  0.0084%
                           Restricted Stock Account
                           3064 Roundhill Spur
                           Akron, Ohio 44333
------------------------------------------------------------------------------------------------------------------


      (b) Number of shareholders of record each holding 1,000 shares or more, and aggregate number of shares so held.

      AS OF JANUARY 25, 2002, THERE WERE 14,868 SHAREHOLDERS OF RECORD HOLDING 1,000 SHARES OR MORE OF COMMON STOCK OF FIRSTENERGY, FOR AN AGGREGATE OF 268,138,276 SHARES.

      (c) Number of shareholders of record each holding less than 1,000 shares and the aggregate number of shares so held.

      AS OF JANUARY 25, 2002, THERE WERE 157,702 SHAREHOLDERS OF RECORD HOLDING LESS THAN 1,000 SHARES OF COMMON STOCK OF FIRSTENERGY, FOR AN AGGREGATE OF 29,443,169 SHARES

                        OFFICERS, DIRECTORS AND EMPLOYEES

16. (a) Positions and Compensation of Officers and Directors. Give name and address of each director and officer (including any person who performs similar functions) of the registrant, of each subsidiary company thereof, and of each mutual service company which is a member of the same holding company system. Opposite the name of each such individual give the title of every such position held by him and briefly describe each other employment of such individual by each such company.

      State the present rate of compensation on an annual basis for each director whose aggregate compensation from all such companies exceeds $1,000 per year, and of each officer whose aggregate compensation from such companies is at the rate of $20,000 or more per year. In the event any officer devotes only part of his time to a company or companies in the system this fact should be indicated by appropriate footnote. Such compensation for such part time should be computed on an annual rate and if such annual rate exceeds $20,000 the actual compensation as well as annual rate should also be reported.

                   OFFICERS AND DIRECTORS OF FIRSTENERGY CORP.


-----------------------------------------------------------------------------------------------------------------------------
       Name                       Company                 Positions and Employment          Address             Present
                                                                                                              Compensation
                                                                                                             (Annual Rate)
-----------------------------------------------------------------------------------------------------------------------------
Fred D. Hafer       FirstEnergy Corp.                     Chairman & Director        76 South Main St.      $749,999.90
                                                                                     Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
H. Peter Burg       FirstEnergy Corp.                     Vice-Chairman & Director   76 South Main St.      $821,175.60
                                                                                     Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Dr. Carol A.        FirstEnergy Corp.                     Director                                          $ 92,297.36+
Cartwright
-----------------------------------------------------------------------------------------------------------------------------
William F. Conway   FirstEnergy Corp.                     Director                                          $ 87,997.36*
-----------------------------------------------------------------------------------------------------------------------------
Robert B.           FirstEnergy Corp.                     Director                                          $ 89,007.70*
Heisler, Jr.
-----------------------------------------------------------------------------------------------------------------------------
Robert L.           FirstEnergy Corp.                     Director                                          $ 84,497.36*
Loughhead
-----------------------------------------------------------------------------------------------------------------------------
Russell W. Maier    FirstEnergy Corp.                     Director                                          $ 82,997.36*
-----------------------------------------------------------------------------------------------------------------------------
John M. Pietruski   FirstEnergy Corp.                     Director                                          $ 15,500.67*
-----------------------------------------------------------------------------------------------------------------------------


-------------

+ For Directors who are not Officers, Present Compensation includes deferred stock and cash compensation through December 31, 2001.

-----------------------------------------------------------------------------------------------------------------------------
       Name                       Company                 Positions and Employment          Address             Present
                                                                                                              Compensation
                                                                                                             (Annual Rate)
-----------------------------------------------------------------------------------------------------------------------------
Robert N.           FirstEnergy Corp.                     Director                                          $ 15,000.67*
Pokelwaldt
-----------------------------------------------------------------------------------------------------------------------------
Paul J. Powers      FirstEnergy Corp.                     Director                                          $ 86,052.00*
-----------------------------------------------------------------------------------------------------------------------------
Catherine A. Rein   FirstEnergy Corp.                     Director                                          $ 12,000.67*
-----------------------------------------------------------------------------------------------------------------------------
Robert C. Savage    FirstEnergy Corp.                     Director                                          $ 82,007.70*
-----------------------------------------------------------------------------------------------------------------------------
George M. Smart     FirstEnergy Corp.                     Director                                          $ 84,247.36*
-----------------------------------------------------------------------------------------------------------------------------
Admiral Carlisle    FirstEnergy Corp.                     Director                                          $ 14,000.67*
A.H. Trost
-----------------------------------------------------------------------------------------------------------------------------
Jesse T.            FirstEnergy Corp.                     Director                                          $ 78,997.36*
Williams, Sr.
-----------------------------------------------------------------------------------------------------------------------------
Dr. Patricia K.     FirstEnergy Corp.                     Director                                          $ 14,617.33*
Woolf
-----------------------------------------------------------------------------------------------------------------------------
Anthony J.          FirstEnergy Corp.                     President & Chief          76 South Main St.      $544,537.48
Alexander                                                 Operating Officer          Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Richard H. Marsh    FirstEnergy Corp.                     Senior Vice President &    76 South Main St.      $315,708.08
                                                          Chief Financial Officer    Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Leila L. Vespoli    FirstEnergy Corp.                     Senior Vice President &    76 South Main St.      $305,000.00
                                                          General Counsel            Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Harvey L. Wagner    FirstEnergy Corp.                     Vice President &           76 South Main St.      $217,700.00
                                                          Controller                 Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Nancy C. Ashcom     FirstEnergy Corp..                    Corporate Secretary        76 South Main St.      $120,800.00
                                                                                     Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Edward J. Udovich   FirstEnergy Corp.                     Assistant Corporate        76 South Main St.      $ 97,000.00
                                                          Secretary                  Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Thomas C. Navin     FirstEnergy Corp.                     Treasurer                  76 South Main St.      $169,500.00
                                                                                     Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Randy Scilla        FirstEnergy Corp.                     Assistant Treasurer        76 South Main St.      $110,451.00
                                                                                     Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Jeffrey R. Kalata   FirstEnergy Corp.                     Assistant Controller       76 South Main St.      $129,000.00
                                                                                     Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------
Paulette Chatman    FirstEnergy Corp.                     Assistant Controller       76 South Main St.      $128,000.00
                                                                                     Akron, Ohio 44308
-----------------------------------------------------------------------------------------------------------------------------

      (b) Compensation of Certain Employees. As to regular employees of such companies who are not directors or officers of any one of them, list the name, address and aggregate annual rate of compensation of all those who receive $20,000 or more per year from all such companies.

      OMITTED BY PERMISSION OF THE STAFF OF THE COMMISSION.

      (c) Indebtedness to System Companies. As to every such director, trustee or officer as aforesaid, who is indebted to any one of such companies, or on whose behalf any such company has now outstanding and effective any obligation to assume or guarantee payment of any indebtedness to another, and whose total direct and contingent liability to such company exceeds the sum of $1,000, give the name of such director, trustee, or officer, the name of such company and describe briefly the nature and amount of such direct and contingent obligations.

                                     NONE

      (d) Contracts. If any such director, trustee or officer as aforesaid:

      (1) has an existing contract with any such company (exclusive of an employment contract which provides for no compensation other than that set forth in paragraph (a) of its Item); or,

      (2) either individually or together with the members of his immediately family, owns, directly or indirectly, 5% or more of the voting securities of any third person with whom any such company has an existing contract; or

      (3) has any other beneficial interest in an existing contract to which any such company is a party; describe briefly the nature of such contract, the names of the parties thereto, the terms thereof and the interest of such officer, trustee or director therein.

      FIRSTENERGY SOLUTIONS CORP., A SUBSIDIARY OF THE REGISTRANT, ENTERED INTO AN 18-MONTH CONTRACT FROM DECEMBER 1, 2000 TO JUNE 1, 2002 WITH DUCK CREEK ENERGY, INC. TO PURCHASE VARIABLE AMOUNTS OF GAS AT A FIXED NEGOTIATED PRICE. PAYMENTS TO DUCK CREEK ENERGY, INC. IN 2001 AMOUNTED TO APPROXIMATELY $670,000. MR. RUSSELL W. MAIER, A DIRECTOR, HAS A 10%-15% OWNERSHIP INTEREST IN CERTAIN OIL AND GAS WELLS OPERATED BY DUCK CREEK ENERGY, INC., AND SOME OF THE GAS SUPPLIED UNDER THIS CONTRACT WILL COME FROM THOSE WELLS.

      (e) Banking Connections. If any such director, trustee or officer, is an executive officer, director, partner, appointee or representative of any bank, trust company, investment banker, or banking association or firm, or of any corporation a majority of whose stock having the unrestricted right to vote for the election of directors, is owned by any bank, trust company, investment banker, or banking association or firm, state the name of such director or officer, describe briefly such other positions held by him and indicate which of the rules under Section 17(c) authorizes the registrant and subsidiary companies of which he is a director or officer to retain him in such capacity.

      RULE 70, PERMIT THE FOLLOWING INDIVIDUALS TO BE RETAINED ON THE REGISTRANT'S BOARD OF DIRECTORS:

      ROBERT B. HEISLER, JR. IS A DIRECTOR OF THE REGISTRANT AND CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF KEYBANK, N.A., ("KEYBANK") THE COMMERCIAL BANKING SUBSIDIARY OF KEYCORP., AND OHIO CORPORATION AND A REGISTERED BANK HOLDING COMPANY ("KEYCORP"), A DIRECTOR OF KEY BANK AND EXECUTIVE VICE PRESIDENT OF KEYCORP.(1)

      CAROL CARTWRIGHT IS A DIRECTOR OF THE REGISTRANT AND A DIRECTOR OF
KEYCORP.

      CATHERINE REIN IS A DIRECTOR OF THE REGISTRANT AND A DIRECTOR OF THE BANK OF NEW YORK, WHICH HAS AN INVESTMENT BANKING SUBSIDIARY. THIS SUBSIDIARY DOES NOT ACT AS A MANAGING UNDERWRITER FOR ANY OF THE REGISTRANT OR ITS SUBSIDIARIES.


----------------

(1) FirstEnergy will provide additional information to the Staff as requested regarding the basis under the Act for Mr. Heisler to continue serving on the FirstEnergy board of directors.

      JOHN PIETRUSKI IS A DIRECTOR OF THE REGISTRANT AND A DIRECTOR OF LINCOLN NATIONAL CORPORATION WHICH HAS A BROKER/DEALER SUBSIDIARY, LINCOLN FINANCIAL ADVISORS CORP., WHICH IS AN "INVESTMENT BANKER" UNDER RULE 70

                    INTEREST OF TRUSTEES IN SYSTEM COMPANIES

17. Describe briefly the nature of any substantial interest which any trustee under indentures executed in connection with any outstanding issue of securities of the registrant or any subsidiary thereof, has in either the registrant or such subsidiary, and any claim which any such trustee may have against registrant or any subsidiary; provided, however, that it shall not be necessary to include in such description any evidences of indebtedness owned by such trustee which were issued pursuant to such an indenture.

                                      NONE


                   SERVICES, SALES AND CONSTRUCTION CONTRACTS

18. As to each service, sales or construction contract (as defined in paragraphs
(19) to (21) of Section 2(a) of the Act) which the registrant and any subsidiary company thereof has had in effect within the last three months, describe briefly the nature of such contract, the name and address of the parties thereto, the dates of execution and expiration, and the compensation to be paid thereunder. Attach typical forms of any such contracts as an exhibit to this registration statement. If the other party to any such contract is a mutual service company or a subsidiary service company which is a member of the same holding company system as the registrant and as to which the Commission has made a favorable finding in accordance with Rule 13-22, specific reference may be made to the application or declaration filed by such company pursuant to Rule 13-22 and no further details need be given as to such contracts.

Note: This item is intended to apply to service, sales or construction contracts within the scope of Section 13. It is not intended to apply to any contracts for purchase of power or gas or ordinary contracts for materials and supplies, printing, etc., made with non-affiliates.

      INFORMATION REGARDING SERVICE, SALES OR CONSTRUCTION CONTRACTS OF FIRSTENERGY CAN BE FOUND IN THE FOLLOWING DOCUMENTS: EXHIBIT N-5 TO AMENDMENT NO. 3 TO THE FORM U-1 APPLICATION/DECLARATION (FILE NO. 070-09793), AND FORM U-13-60 FILED BY GPU, INC. (FILE NO. 049-00055), EACH OF WHICH IS INCORPORATED BY REFERENCE HEREIN.

                                   LITIGATION

19. Describe briefly any existing litigation of the following descriptions, to which the registrant or any subsidiary company thereof is a party, or of which the property of the registrant or any such subsidiary company is the subject, including the names of the parties and the court in which such litigation is pending:

      (1) Proceedings to enforce or to restrain enforcement of any order of a State commission or other governmental agency;

      (2) Proceedings involving any franchise claimed by any such company;

      (3) Proceedings between any such company and any holder, in his capacity as such, of any funded indebtedness or capital stock issued, or guaranteed by such company, or between any such company and any officer thereof;

      (4) Proceedings in which any such company sues in its capacity as owner of capital stock or funded indebtedness issued or guaranteed by any other company;

      (5) Each other proceeding in which the matter in controversy, exclusive of interest and costs, exceeds an amount equal to 2% of the debit accounts shown on the most recent balance sheet of such company.

      INFORMATION REGARDING ANY EXISTING LITIGATION OF FIRSTENERGY CAN BE FOUND
IN: ITEM 1 OF FORM 10-K ANNUAL REPORT OF FIRSTENERGY FOR THE YEAR ENDED DECEMBER 31, 2000 AND IN ITEM 2 OF FORMS 10-Q OF THE QUARTERLY REPORTS OF FIRSTENERGY FOR THE PERIOD ENDED MARCH 31, 2001, JUNE 30, 2001 AND SEPTEMBER 30, 2001 (FILE NO. 333-21011); ITEM 3 OF FORM 10-K ANNUAL REPORT OF GPU AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 AND IN ITEMS 1 OF FORM 10-Q OF THE QUARTERLY REPORTS FOR THE PERIOD ENDED MARCH 31, 2001, JUNE 30, 2001 AND SEPTEMBER 30, 2001 (FILE NO. 1-6047); ITEM 3 OF FORM 10-K ANNUAL REPORT OF JCP&L AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2001 AND IN ITEMS 1 OF FORM 10-Q OF THE QUARTERLY REPORTS FOR THE PERIOD ENDED MARCH 31, 2001, JUNE 30, 2001 AND SEPTEMBER 30, 2001 (FILE NO. 1-3141); ITEM 3 OF FORM 10-K ANNUAL REPORT OF PENELEC AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 AND IN ITEMS 1 OF FORM 10-Q OF THE QUARTERLY REPORTS FOR THE PERIOD ENDED MARCH 31, 2001, JUNE 30, 2001 AND SEPTEMBER 30, 2001 (FILE NO. 1-3522); AND ITEM 1 OF FORM 10-K ANNUAL REPORT OF MET-ED AND ITS SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 2000 AND IN ITEMS 1 OF FORM 10-Q OF THE QUARTERLY REPORTS FOR THE PERIOD ENDED MARCH 31, 2001, JUNE 30, 2001 AND SEPTEMBER 30, 2001 (FILE NO. 1-0446).

                                    EXHIBITS

EXHIBIT A. Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company.

      A COPY OF A CORPORATE CHART SHOWING THE RELATIONSHIPS BETWEEN THE REGISTRANTS AND THEIR SUBSIDIARIES IS PROVIDED UNDER COVER OF FORM SE.

EXHIBIT B. With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its by-laws, rules and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included a copy of each certificate, resolution or other document establishing or defining such rights and limitations. Each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect.

      BY PERMISSION OF THE STAFF OF THE COMMISSION, IN LIEU OF THE EXHIBITS REQUIRED HEREUNDER, THE DISCLOSURE REQUIREMENTS FOR EXHIBIT B HAVE BEEN LIMITED TO (I) THE STATE OF INCORPORATION FOR FIRSTENERGY AND EACH OF ITS SUBSIDIARY COMPANIES; (II) A BRIEF DESCRIPTION OF EVERY SUBSIDIARY COMPANY OF FIRSTENERGY; AND (III) WITH RESPECT TO EVERY SUBSIDIARY COMPANY INDICATING WHETHER SUCH COMPANY IS ACTIVE OR INACTIVE. SUCH INFORMATION IS SET FORTH IN ITEMS 4 AND 5 HEREOF.

EXHIBIT C. (a) With respect to each class of funded debt shown in the answers to
Item 8(a) and 8(c), submit a copy of the indenture or other fundamental document defining the rights of the holders of such security, and a copy of each contract or other instrument evidencing the liability of the registrant or a subsidiary company thereof as endorser or guarantor of such security. Include a copy of each amendment of such document and of each supplemental agreement, executed in connection therewith. If there have been any changes of trustees thereunder, such changes, unless otherwise shown, should be indicated by notes on the appropriate documents. No such indenture or other document need be filed in connection with any such issue if the total amount of securities that are now, or may at any time hereafter, be issued and outstanding thereunder does not exceed either $1,000,000 or an amount equal to 10% of the total of the debit accounts shown on the most recent balance sheet of the registrant or subsidiary company which issued or guaranteed such securities or which is the owner of property subject to the lien of such securities, whichever of said sums is the lesser.

      OMITTED BY PERMISSION OF THE STAFF OF THE COMMISSION.

(b) As to each outstanding and uncompleted contract or agreement entered into by registrant or any subsidiary company thereof relating to the acquisition of any securities, utility assets (as defined in Section 2(a)(18) of the Act), or any other interest in any business, submit a copy of such contract or agreement and submit details of any supplementary understandings or arrangements that will assist in securing an understanding of such transactions.

      OMITTED BY PERMISSION OF THE STAFF OF THE COMMISSION.

EXHIBIT D. A consolidating statement of income and surplus of the registrant and its subsidiary companies for its last fiscal year ending prior to the date of filing this registration statement, together with a consolidating balance sheet of the registrant and its subsidiary companies as of the close of such fiscal year.

      INFORMATION REGARDING THE PRO FORMA FINANCIAL STATEMENTS FOR FIRSTENERGY FOR THE SIX MONTHS ENDED JUNE 30, 2001 CAN BE FOUND IN FORM 8-K DATED NOVEMBER 7, 2001 (FILE NO. 333-21011) WHICH IS INCORPORATED HEREIN BY REFERENCE AS EXHIBIT D-1. THE PRO FORMA FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2001 WILL BE FILED BY AMENDMENT.

EXHIBIT E. For each public utility company and natural gas producing and pipe line property in the holding company system of the registrant, furnish the following maps (properties of associate companies operating in contiguous or nearby areas may be shown on the same map, provided property and service areas of each company are shown distinctively).

      (1) Map showing service area in which electric service is furnished, indicating the names of the companies serving contiguous areas;

      (2) Electric system map showing location of electric property (exclusive of local distribution lines) owned and/or operated, and information as follows:
(a) Generating plants-kind and capacity; (b) Transmission lines-voltage, number of circuits, kind if supports, kind and size of conductors; (c) Transmission substations-capacity; (d) Distribution substations-capacity; 67 (e) Points of interconnection with all other electric utility companies and with all electrical enterprises operated by municipal or governmental agencies, giving names of such companies and enterprises;

      (3) Map showing service area in which gas service is furnished, indicating the names of companies serving contiguous areas;

      (4) Gas system map showing location of gas property (exclusive of low pressure local distribution lines) owned and/or operated, and information as follows: (a) Generating plants-kind and daily capacity; (b) Holders-kind and capacity; (c) Compressor stations-capacity in horsepower; (d) Transmission pipe lines-size, approximate average transmission pressure and the estimated daily delivery capacity of the system; (e) Points of interconnection with all other private and public gas utilities, pipe lines or producing enterprises, giving names of such companies and other enterprises; (f) General location and outline of gas producing and reserve areas and diagramatic location of gathering lines. (The maps should suitably indicate all properties owned by the company and leased to others, and also all properties leased from others and operated by the company.

      Where clarity will not be sacrificed, the information called for under (1) and (2) may be shown on one map and that under (3) and (4) on another map. All maps should be in black and white, as of a specified recent date and drawn approximately to scale. In order that the geographical relations may be clear, indicate the boundaries of States and principal political subdivisions and locations of the more important municipalities in the region.)

      A COPY OF AN ELECTRIC SYSTEM MAP IS FILED AS EXHIBIT E-1 AND A COPY OF A GAS SYSTEM MAP IS FILED AS EXHIBIT E-2 UNDER COVER OF FORM SE.

EXHIBIT F. Furnish an accurate copy of each annual report for the last fiscal year ending prior to the date of the filing of this registration statement, which the registrant and each subsidiary company thereof has previously submitted to its stockholders. For companies for which no reports are submitted the reason for omission should be indicated.

      FIRSTENERGY'S 2000 ANNUAL REPORT TO SHAREHOLDERS HAS BEEN PROVIDED AS EXHIBIT F-1 UNDER COVER OF FORM SE. GPU'S 2000 ANNUAL REPORT TO SHAREHOLDERS HAS BEEN PROVIDED AS EXHIBIT F-2 UNDER COVER OF FORM SE.

EXHIBIT G. Furnish a copy of each annual report which the registrant and each public utility subsidiary company thereof shall have filed with any State commission having jurisdiction to regulate public utility companies for the last fiscal year ending prior to the date of filing this registration statement. If any such company shall have filed similar reports with more than one such State commission, the registrant need file a copy of only one of such reports provided that notation is made of such fact, giving the names of the different commissions with which such report was filed, and setting forth any differences between the copy submitted and the copies filed with such other commissions. In the event any company submits an annual report to the Federal Energy Regulatory Commission but not to a State commission, a copy of such report should be furnished. In the case of a registrant or any public utility subsidiary company for which no report is appended the reasons for such omission should be indicated such as "No such reports required or filed."

      THE ANNUAL REPORTS ON FERC FORM 1 OF THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, THE TOLEDO EDISON COMPANY, OHIO EDISON COMPANY AND PENNSYLVANIA POWER COMPANY HAVE BEEN PROVIDED AS EXHIBITS G-1 THROUGH G-4 UNDER COVER OF FORM SE. THE ANNUAL REPORTS ON FERC FORM 1 OF METROPOLITAN EDISON COMPANY, PENNSYLVANIA ELECTRIC COMPANY, THE WAVERLY ELECTRIC LIGHT AND POWER COMPANY, AND JERSEY CENTRAL POWER & LIGHT COMPANY HAVE BEEN PROVIDED AS EXHIBITS G-5 THROUGH G-8 UNDER COVER OF FORM SE.

EXHIBIT H. Typical forms of service, sales or construction contracts described in answer to Item 18. NONE

                                    SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrants have caused this registration statement to be duly signed on their behalf in Akron, Ohio, on the 7th day of February 7, 2002.

                                  FIRSTENERGY CORP.


                                     /s/ Paulette Chatman
                                     Paulette Chatman
                                     Assitant Controller
Attest:

/s/ Nancy C. Ashcom
Name:  Nancy C. Ashcom
Title:  Corporate Secretary

                                  VERIFICATION

      The undersigned being duly sworn deposes and says that she has duly executed the attached registration statement dated February 7, 2002 for and on behalf of FirstEnergy Corp.; that she is the Assistant Controller of such company and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that she is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

                                       /s/ Paulette Chatman
                                       Paulette Chatman

Subscribed and sworn to before me, a notary public this 7th day of February,
2002

(OFFICIAL SEAL)


/s/ Mary Hockwalt Bell
Mary Hockwalt Bell, Esq.

Notary Public Summit County, State of Ohio
My commission has no expiration date

                                INDEX OF EXHIBITS

--------------------------------------------------------------------------------
A-1            Corporate chart of FirstEnergy and its subsidiaries (filed under cover of Form SE).
--------------------------------------------------------------------------------
D-1            Pro-Forma Financial Statements of FirstEnergy as filed in Form
               8-K for six months ended June 30, 2001.
--------------------------------------------------------------------------------
E-1            Electric System Map of FirstEnergy (filed under cover of Form
               SE).
--------------------------------------------------------------------------------
E-2            Gas System Map of FirstEnergy (filed under cover of Form SE).
--------------------------------------------------------------------------------
F-1            Annual Report to Shareholders of FirstEnergy for the year ended
               December 31, 2000 (filed under cover of Form SE).
--------------------------------------------------------------------------------
F-2            Annual Report to Shareholders of GPU Inc. for the year ended
               December 31, 2000 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-1            FERC Form 1: Annual Report of Major Electric Utilities, Licenses
               and Others for The Cleveland Electric Illuminating Company,
               12/31/00 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-2            FERC Form 1: Annual Report of Major Electric Utilities, Licenses
               and Others for The Toledo Edison Company, 12/31/00 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-3            FERC Form 1: Annual Report of Major Electric Utilities, Licenses
               and Others for Ohio Edison Company 12/31/00 (filed under cover of
               Form SE).
--------------------------------------------------------------------------------
G-4            FERC Form No. 1: Annual Report of Major Electric Utilities,
               Licensees and Others to The Pennsylvania Public Utility
               Commission for Pennsylvania Power Company, 12/31/2000 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-5            FERC Form 1: Annual Report of Major Electric Utilities, Licenses
               and Others for Metropolitan Edison Company 12/31/00 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-6            FERC Form 1: Annual Report of Major Electric Utilities, Licenses
               and Others for Pennsylvania Electric Company (including The
               Waverly Electric Light and Power Company) 12/31/00 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-7            FERC Form 1: Annual Report of Major Electric Utilities, Licenses
               and Others for Pennsylvania Power Company 12/31/00 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-8            FERC Form 1: Annual Report of Major Electric Utilities, Licenses
               and Others for Jersey Central Power & Light Company 12/31/00
               (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-9             FERC Form No. 1:  Annual Report of Major Electric Utilities,
               Licensees and Others for York Haven Power Company,
               12/31/2000 (filed under cover of Form SE).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
G-10           FERC Form No. 1:  Annual Report of Major Electric Utilities,
               Licensees and Others for American Transmission Systems,
               Incorporated, 12/31/2000 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-11           FERC Form No. 1:  Annual Report of Major Electric Utilities,
               Licensees and Others to The Public Utilities Commission of Ohio
               for Ohio Edison Company, 12/31/2000 (filed under cover of Form
               SE).
--------------------------------------------------------------------------------
G-12           FERC Form No. 1: Annual Report of Major Electric Utilities,
               Licensees and Others to The Public Utilities Commission of Ohio
               for The Cleveland Electric Illuminating Company, 12/31/2000
               (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-13           FERC Form No. 1: Annual Report of Major Electric Utilities,
               Licensees and Others to The Public Utilities Commission of Ohio
               for The Toledo Edison Company, 12/31/2000 (filed under cover of
               Form SE).
--------------------------------------------------------------------------------
G-14           Electric and/or Gas Utilities Classes A and B Annual Report of
               Pennsylvania Electric Company (including The Waverly Electric
               Light and Power Company) for the Year ended 12/31/2000 to the
               State of New York Public Service Commission (filed under cover of
               Form SE).
--------------------------------------------------------------------------------
G-15           Annual Report of Pennsylvania Electric Company to the
               Pennsylvania Public Utility Commission for the Year ended
               12/31/2000 (filed under cover of Form SE).
--------------------------------------------------------------------------------
G-16           Annual Report of Metropolitan Edison Company to the Pennsylvania
               Public Utility Commission for the Year ended 12/31/2000 (filed under cover of Form SE).
--------------------------------------------------------------------------------